UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
COLONY CAPITAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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March 28, 2019
Dear Fellow Stockholder:
It is my pleasure to invite you to the 2019 Annual Meeting of Stockholders of Colony Capital, Inc. (the “Company”), which will be held on Tuesday, May 7, 2019, at 8:00 a.m., Eastern Time, at the Bank of America Conference Center, 114 West 47th Street, 1st Floor, New York, New York 10036.
At this year’s meeting, you will be asked to (i) elect 11 directors; (ii) approve (on a non-binding basis) the compensation of our named executive officers; and (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019. The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you will be informed about the business to be addressed at the annual meeting. In addition to the formal business that will be transacted, management will report on the progress of our business and respond to comments and questions of general interest to our stockholders.
I sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted. A form of proxy card and a copy of our annual report to stockholders are enclosed with this notice of annual meeting and proxy statement.

Sincerely,

Thomas J. Barrack, Jr.
Executive Chairman of the Board of Directors & Chief Executive Officer

COLONY CAPITAL, INC.
515 S. Flower St., 44th Floor
Los Angeles, CA 90071

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 7, 2019

Dear Stockholder:
You are cordially invited to attend our 2019 Annual Meeting of Stockholders to be held on Tuesday, May 7, 2019, at 8:00 a.m., Eastern Time, at the Bank of America Conference Center, 114 West 47th Street, 1st Floor, New York, New York 10036 for the following purposes:

1.
To elect 11 directors from the nominees named in the attached proxy statement to serve one-year terms expiring at the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve (on a non-binding basis) the compensation of our named executive officers as of December 31, 2018;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Only stockholders of record at the close of business on March 21, 2019 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.
This notice and the enclosed proxy statement are first being made available to our stockholders on or about March 28, 2019.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

By Order of the Board of Directors,

Ronald M. Sanders
Chief Legal Officer and Secretary
Los Angeles, California
March 28, 2019

COLONY CAPITAL, INC.
515 S. Flower St., 44th Floor
Los Angeles, CA 90071

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 7, 2019
This proxy statement and our 2018 Annual Report to Stockholders are available at http://www.clny.com/events.php; or
http://www.astproxyportal.com/ast/21248
ABOUT THE MEETING
Why am I receiving this proxy statement?
This proxy statement contains information related to the solicitation of proxies for use at our 2019 annual meeting of stockholders, to be held at 8:00 a.m., Eastern Time, on Tuesday, May 7, 2019 at the Bank of America Conference Center, 114 West 47th Street, 1st Floor, New York, New York 10036, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Colony Capital, Inc. on behalf of our Board of Directors (our “Board” or “Board of Directors”). “We,” “our,” “us,” “Colony Capital,” “CLNY” and the “Company” refer to Colony Capital, Inc. This proxy statement, the enclosed proxy card and our 2018 annual report to stockholders are first being mailed to stockholders beginning on or about March 28, 2019.
Who is entitled to vote at the annual meeting?
Only holders of record of our Class A common stock, $0.01 par value (“Class A common stock”), and Class B common stock, $0.01 par value (“Class B common stock”), at the close of business on March 21, 2019, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our Class A common stock and Class B common stock constitute the only classes of securities entitled to vote at the meeting. For all purposes hereafter, references to our “common stock” shall refer to our Class A common stock and Class B common stock, as applicable, taken together as a single class, subject to the voting rights set forth below.
What are the voting rights of stockholders?
Holders of Class A common stock and Class B common stock vote together on all proposals for consideration at the annual meeting. Each holder of Class A common stock outstanding on the record date is entitled to one vote per share on each proposal to be voted on. Each holder of Class B common stock outstanding on the record date is entitled to thirty-six and one-half (36.5) votes per share on each proposal to be voted on.
Who can attend the annual meeting?
All holders of our common stock at the close of business on March 21, 2019, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, your shares are held through a bank, broker, trustee or other nominee), you will need to bring a copy of a recent bank or brokerage statement evidencing your ownership of our common stock.
What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of holders of common stock entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. We will include abstentions and broker non-votes in the calculation of the number of votes considered to be present and entitled to vote at the meeting for purposes of determining whether a quorum exists. Under applicable New York Stock Exchange (“NYSE”) rules (the exchange on which shares of our Class A common stock are traded), brokers holding shares of our Class A common stock for beneficial owners in nominee or “street name” must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner who do not receive voting instructions from the beneficial owner may not under the NYSE’s rules have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Broker non-votes may arise in the context of voting for the election of directors and on the advisory proposal regarding “say on pay” described in this proxy statement, because such proposals are considered non-routine matters. Unless specific voting instructions are provided by the beneficial owner, the broker will be unable to vote for the election of directors and on the “say on pay” proposal. Accordingly, we urge stockholders who hold their shares through a broker or other nominee to provide voting instructions so that your shares of common stock may be voted on these proposals.
The ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2019 is a matter considered routine under applicable NYSE rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with this proposal.
As of the record date, there were 484,818,759 shares of our Class A common stock and 733,931 shares of our Class B common stock outstanding.
How do I vote shares that are held in my name?
You may vote by any of the following means:
In Person at the Meeting: You may vote by attending the meeting and voting in person.
By Mail: You may vote by mail by completing and signing your proxy card and returning it in the enclosed, prepaid and addressed envelope.
How do I vote my shares that are held by my broker?
If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.
How are votes counted?
If the accompanying proxy card is properly signed and returned to us, and not subsequently revoked, it will be voted as directed by you. If your properly signed proxy card does not provide specific voting instructions, the persons designated as proxy holders on the proxy card will vote (1) “FOR” each nominee for director, (2) “FOR” the advisory approval of the resolution approving the compensation of our named executive officers as of December 31, 2018, (3) “FOR” the ratification of the appointment of EY as our independent registered public accounting firm for 2019, and (4) as recommended by our Board of Directors with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in such proxy holder’s own discretion.
May I revoke my vote after I return my proxy card?
Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) filing with Ronald M. Sanders, our Chief Legal Officer and Secretary, a notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person. Attendance at the meeting alone will not act to revoke a prior proxy. Notices of revocation or later dated proxies should be sent to the following address: Ronald M. Sanders, Chief Legal Officer and Secretary, Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

What are the Board’s recommendations?
The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election as directors of the nominees specified in this proxy statement (see “Proposal 1: Election of Directors”);

•	FOR approval of the compensation of our named executive officers as of December 31, 2018 (see “Proposal 2: Advisory Vote on Executive Compensation”); and

•
FOR the ratification of the appointment of EY as our independent registered public accounting firm for 2019 (see “Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm”).

Who pays the costs of soliciting proxies?
We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses. We have retained D.F. King & Co., Inc. at an aggregate estimated cost of $12,500, plus out-of-pocket expenses, to assist in the solicitation of proxies.
How many votes are required to approve the proposals?
The affirmative vote of a majority of the total votes cast for and against at a meeting duly called and at which a quorum is present, is required for the election of a director, unless there is a contested election, in which case directors shall be elected by a plurality of votes cast at a meeting. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the election of a director must exceed the number of shares that are cast and are voted “against” the election of a director. In any uncontested election of a director, any incumbent director who does not receive a majority of the votes cast with respect to the election of such director shall tender his or her resignation within three days after certification of the results, in accordance with the Company’s written corporate governance guidelines. For purposes of the election of directors, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast at the meeting is required for approval of the advisory “say on pay” resolution regarding the compensation of our named executive officers. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that are cast and are voted “against” the resolution. For purposes of the vote on this proposal, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
The affirmative vote of a majority of the votes cast at the meeting is required for approval of the ratification of the appointment of EY as our independent registered public accounting firm for 2019. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the resolution must exceed the number of shares that are cast and are voted “against” the resolution. For purposes of the vote on this proposal, pursuant to our organizational documents and Maryland state law, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

OUR COMPANY
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment management firm with approximately $43 billion in assets under management. We manage capital on behalf of our stockholders, as well as institutional and retail investors in private funds, traded and non-traded real estate investment trusts (“REITs”) and registered investment companies. We have significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC) and NorthStar Realty Europe Corp (NYSE: NRE) which are both externally managed by subsidiaries of the Company; and (c) various other equity and debt investments. We are headquartered in Los Angeles, with key offices in New York, Paris and London, and have over 400 employees in 17 locations in ten countries.
We were organized on May 31, 2016 as a Maryland corporation, and elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ended December 31, 2018. We conduct our operations as a REIT, and generally are not subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain qualification as a REIT, although we are subject to U.S. federal income tax on income earned through our taxable subsidiaries. We also operate our business in a manner that will permit us to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). We conduct substantially all of our activities and hold substantially all of our assets and liabilities through Colony Capital Operating Company, LLC, a Delaware limited liability company (our “Operating Company”). As of December 31, 2018, the Company owned 93.9% of the Operating Company, as its sole managing member.
Our principal executive office is located at 515 S. Flower St., 44th Floor, Los Angeles, CA 90071. Our telephone number is (310) 282-8820, and our website address is www.clny.com.
Colony Capital Business
Our vision is to establish Colony Capital as a leading global investment management firm, principally focused on real estate strategies. We believe our deep understanding of commercial real estate provides us a significant advantage in identifying relative value throughout real estate cycles. Through our prudent sector or subsector capital allocation and operational capabilities, we aim to generate outsized total returns on our balance sheet and third-party capital. Specifically, our preference is to invest our balance sheet capital alongside third party capital to create alignment and generate returns for our shareholders in two ways. First, through the return on investment through our balance sheet capital. Second, through base management fees paid by third party capital and potential carried interest, which provides us with a greater participation of profits after a minimum return is achieved. Over time, our goal is to manage third party capital alongside the majority of our balance sheet capital at a higher ratio than what is currently in place.
Colony Capital Segments
We conduct our business through the following six segments:

•
Healthcare - Our healthcare segment is composed of a diverse portfolio of senior housing, skilled nursing facilities, medical office buildings and hospitals. We earn rental income from our senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, certain of our senior housing properties are managed by operators under a RIDEA (REIT Investment Diversification and Empowerment Act) structure, which effectively allows us to gain financial exposure to the underlying operations of the facility in a tax efficient manner versus receiving contractual rent under a net lease arrangement.

•
Industrial - Our industrial segment is composed of and primarily invests in light industrial assets throughout the U.S. that serve as the “last mile” of the logistics chain, which are vital for e-commerce and tenants that require increasingly quick delivery times. These properties are generally multi-tenant warehouses that are less than 250,000 square feet.

•
Hospitality - Our hospitality portfolio is composed of primarily extended stay and select service hotels located mainly in major metropolitan and high-demand suburban markets in the U.S., with the majority affiliated with top hotel brands such as Marriott and Hilton.

•
CLNC - This represents our investment in Colony Credit Real Estate, Inc. (NYSE: CLNC), a commercial real estate credit REIT with a diverse portfolio consisting primarily of commercial real estate senior mortgage loans, mezzanine loans, preferred equity, debt securities and net lease properties primarily in the U.S.

•
Other Equity and Debt - Our other equity and debt segment consists of a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments include investments for which the Company acts as a general partner and/or manager and receives various forms of investment management economics on related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including other real estate equity, real estate debt, and net leased assets, among other holdings.

•
Investment Management - Our investment management business raises, invests and manages funds on behalf of a diverse set of institutional and individual investors, for which we earn management fees, generally based on the amount of assets or capital managed, and contractual incentive fees or carried interest based on the performance of the investment vehicles managed subject to the achievement of minimum return hurdles.

Colony Capital Corporate Governance Highlights

No Classified Board	Majority Voting Standard for Election of Directors	Anti-Hedging/Pledging Policy
Opted out of MUTA (Stockholder approval required for CLNY board to adopt a classified board structure and other anti-takeover provisions)

Favorable Stockholder Rights

(CLNY stockholders have the ability to call special stockholders meetings, remove and replace directors, amend bylaws, approve increases in the number of shares authorized for issuance)
Stock Ownership Guidelines for Directors and Officers
Robust Board Oversight of Strategy and Risk

Risk Committee - formed in 2017 to oversee comprehensive scale risk assessment and risk management of the Company
Strategic Asset Review Committee - formed in 2019 to review, evaluate and make recommendations to the board on issues relating to the Company’s assets and business configuration
Corporate Communications Committee - formed in 2019 to monitor and review with management certain public press and media attention regarding the Company

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors is currently comprised of 11 directors. Our Board of Directors has recommended that the following 11 persons be elected to serve on our Board, each until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified: Thomas J. Barrack, Jr., Douglas Crocker II, Nancy A. Curtin, Jon A. Fosheim, Craig M. Hatkoff, Justin E. Metz, Raymond C. Mikulich, George G. C. Parker, Charles W. Schoenherr, John A. Somers and John L. Steffens. All of the nominees are currently serving as directors of the Company and, except for Mr. Hatkoff and Mr. Mikulich, were elected by our stockholders at the 2018 annual meeting of stockholders.
In February 2019, the Company announced the implementation of a series of changes designed to enhance its corporate governance, and entered into a cooperation agreement (the “Cooperation Agreement”) with Blackwells Capital LLC (“Blackwells”), a stockholder of the Company. In connection with the Cooperation Agreement, our Board of Directors appointed Mr. Hatkoff and Mr. Mikulich as new independent directors to our Board, effective February 11, 2019, and further agreed with Blackwells to mutually agree on one additional independent director to be appointed to our Board. As a result, following the 2019 annual meeting of stockholders, our Board of Directors intends to increase the size of our Board to accommodate such additional independent director.
In addition, pursuant to the Cooperation Agreement, at the 2019 annual meeting of stockholders, Blackwells has agreed to vote, or cause to be voted, all of the Company’s common stock beneficially owned by Blackwells or its controlling or controlled affiliates in favor of the election of all the director nominees recommended for election by the Board and otherwise in accordance with the Board’s recommendation on all other proposals, subject to certain limited exceptions.
Our Board of Directors has affirmatively determined that the following ten director nominees are “independent” directors under the rules of the NYSE and under applicable rules of the Securities and Exchange Commission (the “SEC”): Douglas Crocker II, Nancy A. Curtin, Jon A. Fosheim, Craig M. Hatkoff, Justin E. Metz, Raymond C. Mikulich, George G. C. Parker, Charles W. Schoenherr, John A. Somers and John L. Steffens.
Our Board of Directors knows of no reason why any nominee would be unable to serve as a director. If any nominee (other than Messrs. Hatkoff or Mikulich) is unavailable for election or service, the Board of Directors may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Directors, or the Board of Directors may, as permitted by our bylaws, decrease the size of our Board of Directors. In accordance with the Cooperation Agreement, if Mr. Hatkoff or Mr. Mikulich resigns, refuses or is unable to serve or fulfill his duties as director, then, subject to certain conditions, each of the Company and Blackwells shall use its commercially reasonable efforts to mutually agree as soon as reasonably practicable on a replacement director who qualifies as independent and otherwise satisfies the Company’s corporate governance guidelines with respect to director nominations.
Vote Required and Recommendation
The affirmative vote of a majority of the total votes cast for and against each nominee for director at the meeting is required for the election of such nominee as a director. See “About the Meeting—How many votes are required to approve the proposals?” for additional information regarding the required vote for this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES IDENTIFIED ABOVE.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
The following sets forth certain information concerning our Board of Directors and executive officers. The director nominees and executives listed below are leaders in business as well as in the real estate and financial communities because of their intellectual acumen and analytic skills, strategic vision and their records of outstanding accomplishments over several decades. Each director nominee has been chosen to stand for re-election in part because of his or her ability and willingness to understand our unique position and evaluate and implement our strategies. All of our director nominees, except for Craig M. Hatkoff and Ray C. Mikulich, have served on our Board of Directors since the completion of a tri-party merger that created our company in January 2017. In connection with the Cooperation Agreement, our Board of Directors appointed Mr. Hatkoff and Mr. Mikulich as new independent directors to our Board, effective February 11, 2019, and further agreed with Blackwells to mutually agree on one additional independent director to be appointed to our Board. As a result, following the 2019 annual meeting of stockholders, our Board of Directors intends to increase the size of our Board to accommodate such additional independent director.
The information below includes each director nominee’s and executive officer’s name, principal occupation, business history and certain other information, including, for director nominees, the specific experience, qualifications, attributes and skills that led our Board to conclude that each such person should serve as a director of our company.
Board of Directors

Name	Age (1)	Title
Thomas J. Barrack, Jr.	71	Executive Chairman and Chief Executive Officer
Douglas Crocker II	78	Independent Director
Nancy A. Curtin	61	Independent Director
Jon A. Fosheim	68	Independent Director
Craig M. Hatkoff	65	Independent Director
Justin E. Metz	45	Independent Director
Raymond C. Mikulich	66	Independent Director
George G. C. Parker	79	Independent Director
Charles W. Schoenherr	59	Independent Director
John A. Somers	75	Independent Director
John L. Steffens	77	Independent Director

(1)	Ages as of March 28, 2019
Thomas J. Barrack, Jr. is the Founder, Executive Chairman and Chief Executive Officer of Colony Capital. Prior to founding the Colony Capital business in 1991, Mr. Barrack was a Principal with the Robert M. Bass Group, the principal investment vehicle of the Fort Worth, Texas investor Robert M. Bass. Prior to joining the Robert M. Bass Group, Mr. Barrack also served in the Reagan administration as Deputy Undersecretary of the Department of the Interior. Additionally, in 2010 French president Nicolas Sarkozy awarded him France’s Chevalier de la Légion d’honneur.
From January 2016 through June 2017, Mr. Barrack served as co-chairman of the board of trustees of Colony Starwood Homes (NYSE: SFR), a leading single-family rental real estate investment trust. From January 2014 to May 2016, Mr. Barrack served on the board of directors of Carrefour S.A., a French multinational retailer and the second largest retailer in the world. Since June 2010, Mr. Barrack has served on the board of directors of First Republic Bank, a full service bank and wealth management firm.
From January 2006 to April 2013, Mr. Barrack served on the public board of directors of Accor, S.A., a major global hotel group listed on Euronext Paris. Mr. Barrack has also served on the public board of Challenger Financial Services Group Limited, a diversified financial services organization listed on the Australian Securities Exchange from November 2007 to October 2010. From August 1994 to September 2007, Mr. Barrack served on the board of Continental Airlines, Inc., one of the largest passenger airlines in the United States, including as a member of its Corporate Governance Committee, Executive Committee and Human Resources Committee.
Mr. Barrack received a Bachelor of Arts in 1969 from the University of Southern California. He attended law school at the University of San Diego and the University of Southern California, where he was an editor of the law review, and received a Juris

Doctor in 1972 from the University of San Diego. Mr. Barrack is the recipient of an Honorary Doctorate of Jurisprudence degree from Pepperdine University and a Trustee at the University of Southern California.
Mr. Barrack possesses significant vision and understanding of our Company’s strategies and future direction. Mr. Barrack has a long track record and experience managing and investing in commercial mortgage loans and other commercial real estate and real estate-related investments, including performing, sub-performing and non-performing loan portfolios and real estate owned properties, through a variety of credit cycles and market conditions. Mr. Barrack’s extensive investment experience in our target assets is key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio. Mr. Barrack’s prior service as Deputy Undersecretary of the Department of the Interior also provides a unique government perspective to the Board.
Douglas Crocker II is a non-executive director of Colony Capital. Mr. Crocker has been the managing partner of DC Partners LLC, a firm that invests in and develops apartment properties, since 2013. From 2006 to 2013, Mr. Crocker was the Chairman of Pearlmark Multifamily Partners, L.L.C. (formerly known as Transwestern Multifamily Partners, L.L.C.), a commercial real estate firm. He was the Chief Executive Officer of Equity Residential, a multi-family residential REIT, from December 1992 until his retirement in December of 2002.
During his more than 40 years of real estate experience, Mr. Crocker has previously served as: Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. (“EGI”), which provides strategic direction and services for EGI’s real estate and corporate activities; President, Chief Executive Officer and a director of First Capital Corporation, a sponsor of public limited real estate partnerships; Managing Director of Prudential Securities Inc., a financial services brokerage firm; Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance; President of American Invesco, the nation’s largest condominium conversion company; and Vice President of Arlen Realty and Development Company, a diversified real estate and retail company. Mr. Crocker currently is a member of the board of directors of Acadia Realty Trust, a publicly traded REIT, since 2003. Previously, during the past five years, Mr. Crocker was a member of the board of directors of the following publicly traded companies: Care Capital Properties, Inc., from August 2015 until August 2017, when the company merged into Sabra Health Care REIT, Inc.; Ventas, Inc. from 1998 until May 2016; CYS Investments, Inc. from 2007 to May 2015; Associated Estates Realty Corporation from December 2014 until August 2015, when the company was sold to a real estate fund managed by Brookfield Asset Management Inc.; and Post Properties, Inc. from 2004 to May 2012.
Mr. Crocker is a member of the National Multi-Housing Council, having previously served as its Chairman. In addition, Mr. Crocker currently serves as a trustee of Milton Academy and New Bedford Whaling Museum, and formerly served as a trustee of Urban Land Institute and DePaul University. Mr. Crocker has been a five-time recipient of Commercial Property News’ Multifamily Executive of the Year Award, a three-time winner of their REIT Executive of the Year Award, a three-time winner of Realty Stock Review’s Outstanding CEO Award, and received the National Association of Real Estate Investment Trusts (NAREIT) 2010 Edward H. Linde Industry Leadership Award. Mr. Crocker is also a member of the National Association of Corporate Directors (NACD).
Mr. Crocker holds a Bachelor of Arts from Harvard University.
Mr. Crocker’s expertise as a successful, well-respected and recognized leader in the real estate industry, with extensive executive experience and strong skills in corporate finance, mergers and acquisitions, strategic planning, public company executive compensation, and corporate governance, qualify him to serve as a director.
Nancy A. Curtin is a non-executive director of Colony Capital, having previously served as a director of one of its predecessors from August 2014 to January 2017. Ms. Curtin is the Chief Investment Officer and Head of Investments of Close Brothers Asset Management (CBAM). CBAM is the asset management arm of Close Brothers Group Plc, (CBG). Established in 1878, CBG is a specialist financial services group engaged in banking, securities and asset management activities. CBG is listed on the London Stock Exchange and is a member of the FTSE 250, with over 2,700 employees. With over 550 employees it is focused on providing investment management and wealth structuring to a broad range of UK and European clients, both onshore and offshore.
Prior to CBAM, Ms. Curtin has had a range of senior roles in asset management, private equity and alternative asset investing. She served as the Chief Investment Officer and Managing Partner of Fortune Asset Management Limited, an alternative asset management firm working with institutional, high net worth and family office clients, from April 2002 until it was purchased by CBAM in January 2010.
Ms. Curtin was Managing Director of Schroders Plc, a £268 billion global asset management firm, where she was also Head of Global Investments for the Mutual Funds business. Prior to Schroders, Ms. Curtin was Head of Emerging Markets at Baring Asset Management, a £60 billion global investment management firm, currently owned by MassMutual Financial Group.
Ms. Curtin received a Bachelor of Arts in political science, summa cum laude, from Princeton University in 1979 and a Master of Business Administration from Harvard Business School in 1983.

Ms. Curtin’s years of investment management experience and senior roles in asset management, private equity and alternative asset investing is key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio. Ms. Curtin’s extensive experience as a senior investment professional in London and across Europe provides the Board and management invaluable perspective on the Company’s potential European investment opportunities.
Jon A. Fosheim is a non-executive director of Colony Capital. Previously, Mr. Fosheim was the Chief Executive Officer of Oak Hill REIT Management, LLC (Oak Hill) from 2005 until he retired in 2011. Oak Hill is a hedge fund specializing in REIT investments. From 1985 until 2005, Mr. Fosheim was a Principal and Co-founder of Green Street Advisors, a REIT advisory and consulting firm. Prior to that, Mr. Fosheim worked in institutional sales at Bear Stearns & Co., a global investment bank, and worked in the tax department at Touche Ross and Co. (now Deloitte LLP), an international accounting firm. Mr. Fosheim also serves as a member of the board of directors, including its audit committee and corporate governance committee, of Apple Hospitality REIT, Inc., a publicly traded REIT, positions he has held since January 2015. Mr. Fosheim also served as a member of the board of Associated Estates Realty Corporation, a publicly traded REIT, from February 2015 until August 2015, when the company was sold to a real estate fund managed by Brookfield Asset Management Inc.
In addition, Mr. Fosheim is a director and chairman of the audit committee of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. In 2003, Mr. Fosheim was a recipient of the National Association of Real Estate Investment Trusts (NAREIT) Industry Achievement Award.
Mr. Fosheim holds a Bachelor of Arts, Master of Business Administration and Juris Doctor, each from the University of South Dakota.
Mr. Fosheim’s extensive investment management experience and his leadership and management background provides him with the skills and qualifications to serve as a director.
Craig M. Hatkoff is a non-executive director of Colony Capital. Previously, Mr. Hatkoff founded and was the managing partner of Victor Capital Group, L.P. from 1989 until its acquisition by Capital Trust Group in 1997. Prior to his service at Victor Capital, Mr. Hatkoff served as the Co-Head of the Real Estate Investment Banking Unit of Chemical Bank, where he was a pioneer in commercial mortgage securitization.
Since 2011, Mr. Hatkoff has also served as a member of the board of directors of SL Green Realty Corp., where he currently is the chair of the nominating and corporate governance committee and sits on the audit committee. Previously, Mr. Hatkoff served as a director of Taubman Centers, Inc. from 2004 to 2019 and Capital Trust, Inc. from 1997 to 2010 and the Vice Chairman of Capital Trust from 1997 to 2010. Mr. Hatkoff is the Chairman of Turtle Pond Publications LLC, which is active in children’s publishing and entertainment. Mr. Hatkoff also served as a Trustee of the New York City School Construction Authority from 2002 to 2005. Additionally, Mr. Hatkoff was a co-founder of the Tribeca Film Festival. Today, Mr. Hatkoff is an adjunct professor at Columbia Business School, where he teaches courses on entrepreneurship and innovation.
Mr. Hatkoff received a Bachelor of Arts in Computer Science, Sociology and Anthropology from Colgate University in 1976 and an MBA from Columbia Business School in 1978.
Mr. Hatkoff’s in-depth expertise and knowledge of real estate, capital markets, finance, private investing, entrepreneurship and executive management provides a unique insight to our Board into the financial markets generally, valuation analysis, strategic planning, and unique financing structures and alternatives. He also possesses entrepreneurial, brand marketing, social media, technology and innovation, and senior leadership experience through his private investments and service on the Boards of numerous educational and charitable organizations. Mr. Hatkoff also has extensive experience as a current and former director at other public companies, which enables him to provide significant insight as to governance and compliance-related matters particular to real estate companies.
Justin E. Metz is a non-executive director of Colony Capital. Previously, Mr. Metz served as an independent director of NorthStar Asset Management Group Inc., a predecessor of Colony Capital, a position he had held from June 2014 until January 2017. Mr. Metz is also the Managing Principal of the Related Companies’ real estate fund management team, which he founded in April 2009, operating from offices in New York, Chicago, Boston, Dallas and Los Angeles and staffed with industry veterans. The fund management platform currently manages capital on behalf of sovereign wealth funds, public pension plans, multi-managers, endowments, Taft Hartley plans and family offices across the following strategies: distressed and value added real estate opportunities, origination and acquisition of construction and transitional loans and multifamily housing opportunities across the United States.
Prior to joining Related Companies, Mr. Metz served as a Managing Director at Goldman Sachs. During his 12 years at Goldman Sachs, Mr. Metz held numerous positions of increasing responsibility and served on various boards and investment committees. Mr. Metz is a principal shareholder of Related Fund Management, LLC and Sousa Holdings, LLC. Mr. Metz holds a Bachelor of Arts from the University of Michigan.
 Mr. Metz’s real estate investment experience, coupled with his leadership experience from his service on various boards and investment committees, qualify him to serve as a director.
Raymond C. Mikulich is a non-executive director of Colony Capital. Mr. Mikulich is, and has been for over 10 years, the Managing Partner of Ridgeline Capital Group, LLC, a private real estate investment and consulting company. Previously, he was head of Apollo Global Real Estate North America from 2010 to 2011. Prior to that, Mr. Mikulich was a member of the investment committee and the co-head of the Real Estate Private Equity Group of Lehman Brothers and the Group Head of Global Real Estate Investment Banking at Lehman Brothers.
Mr. Mikulich joined the board of directors of Altus Group Limited (TSX:AIF), an integrated real estate technology, data and analytics and service company, in December 2013, and was appointed as its chairman in April 2015. Other public company board experience includes Campus Crest Communities from May 2015 to March 2016 where he was a member of the Transaction Committee directing the strategic review and ultimate sale of the company and Interstate Hotels and Resorts from July 2002 to May 2006. Mr. Mikulich is on the Advisory Board of Park Madison Partners, a privately held placement agent for private equity funds. He has served as a Trustee of the Urban Land Institute, on the Board of The Real Estate Roundtable, as a member of the Advisory Board of the National Association of Real Estate Investment Trusts (NAREIT) as well as numerous other industry organizations.
Mr. Mikulich is a Chartered Surveyor (RICS) and Counselor of Real Estate. He earned a Juris Doctor from Chicago-Kent College of Law and a Bachelor of Arts from Knox College.
Mr. Mikulich’s over 40-year career with significant experience in the real estate industry and vast knowledge and experience in real estate finance and investments, as well as his current and prior experience serving on public company boards, qualify him to serve as a director.
George G. C. Parker, Ph.D. is a non-executive director of Colony Capital, having previously served as a director of one of its predecessors from its initial public offering in September 2009 until January 2017. Professor Parker has been a distinguished member of the finance faculty of Stanford University’s Graduate School of Business since 1973 and is currently the Dean Witter Distinguished Professor of Finance (Emeritus). At Stanford, Professor Parker has held a series of senior positions, including Senior Associate Dean for Academic Affairs, Director of the M.B.A. Program, Director for Executive Education, and Director of the Stanford Sloan Program for Executives.
Professor Parker is a member of the board of directors of First Republic Bank, a California banking company. Professor Parker also served on the board of directors of Threshold Pharmaceuticals, Inc., a publicly traded biotechnology company, from October 2004 until its merger with Molecular Templates in August 2017. From March 2001 to January 2015, Professor Parker served on the board of directors of iShares Exchange Traded Funds, an investment company, including as independent chairman. Professor Parker served as a member of the board of directors of Tejon Ranch Company, a publicly traded real estate development company, from May 1998 to March 2015, including as Chairman of its Audit Committee. From 1996 to 2009, Professor Parker served on the public board of Continental Airlines, Inc., including as Chairman of its Audit Committee.
Professor Parker holds a Bachelor of Science from Haverford College and a Master of Business Administration and Ph.D. from the Stanford Graduate School of Business.
Professor Parker’s understanding of business and finance concepts, acquired through his over 40 years of academic study and teaching, provides the Board with significant business acumen as the Company positions itself for future growth and development. In addition, Professor Parker’s extensive experience in an academic environment, including his position teaching about corporate governance and management compensation at Stanford Business School, allows him to advise on rapidly changing market conditions and provide perspective for the Board. Professor Parker also serves as an audit committee financial expert on the Board’s Audit Committee. Professor Parker’s service on other public company boards also lends insights into public company operations and provides different perspectives on Board practices and governance matters.
Charles W. Schoenherr is a non-executive director of Colony Capital. Mr. Schoenherr serves as Managing Director of Waypoint Residential, LLC which invests in multifamily properties in the Sunbelt. He has served in this capacity since January 2011 and is responsible for sourcing acquisition opportunities and raising capital.
Until January 2017, Mr. Schoenherr served as an independent director of NorthStar Realty Finance Corp., a predecessor to our company, NorthStar Realty Europe Corp. (NYSE: NRE) and NorthStar Real Estate Income II, Inc. positions he had held from June 2014, October 2015 and December 2012, respectively. Mr. Schoenherr also previously served as an independent director of NorthStar

Real Estate Income Trust, Inc. from January 2010 to October 2015. From June 2009 until January 2011, Mr. Schoenherr served as President of Scout Real Estate Capital, LLC, a full service real estate firm that focuses on acquiring, developing and operating hospitality assets, where he was responsible for managing the company’s properties and originating new acquisition and asset management opportunities.
Prior to joining Scout Real Estate Capital, LLC, Mr. Schoenherr was the managing partner of Elevation Capital, LLC, where he advised real estate clients on debt and equity restructuring and performed due diligence and valuation analysis on new acquisitions between November 2008 and June 2009. Between September 1997 and October 2008, Mr. Schoenherr served as Senior Vice President and Managing Director of Lehman Brothers’ Global Real Estate Group, where he was responsible for originating debt, mezzanine and equity transactions on all major property types throughout the United States. During his career he has also held senior management positions with GE Capital Corporation, GE Investments, Inc. and KPMG LLP, where he also practiced as a certified public accountant. Mr. Schoenherr currently serves on the Board of Trustees of Iona College and is on its Real Estate and Investment Committees.
Mr. Schoenherr holds a Bachelor of Business Administration in Accounting from Iona College and a Master of Business Administration in Finance from the University of Connecticut.
Mr. Schoenherr’s expertise in and knowledge of real estate investment and finance industries, including extensive experience originating debt, mezzanine and equity transactions, qualify him to serve as a director.
John A. Somers is a non-executive director of Colony Capital, having previously served as a director of one of its predecessors from its initial public offering in September 2009 until January 2017. Mr. Somers has been a private investor since June 2006. From 1996 to June 2006, Mr. Somers was Head of Fixed Income and Real Estate for Teachers Insurance and Annuity Association and College Retirement Equities Fund (TIAA-CREF), and served there as an Executive Vice President from 1996 to 2004. From 1981 to 1996, Mr. Somers served as Senior Vice President and Head of Commercial Mortgages and Real Estate for TIAA-CREF. Prior to joining TIAA-CREF, from 1972 to 1981, Mr. Somers held several positions in the Real Estate Investment Department, including Vice President, for Prudential Insurance Company of America. He also served as Senior Vice Chairman of The National Realty Committee in Washington, D.C. and as Chairman of NYU’s Real Estate Institute.
Mr. Somers was a member of the board of directors of Guardian Life Insurance Company of America from 1996 through 2016. He served as a member of the audit & risk committee, the human resources and governance committee and served as chairman of its audit committee and investment committee. From 1986 to 2005 and again from 2011 through 2016, Mr. Somers served as a member of the board of directors of The Community Preservation Corporation, a 501(c)(3) not-for-profit corporation focused on low and moderate income housing development in New York City, and served as its Chairman, a member of its Executive Committee and Chairman of its Governance and Compensation Committee. Between 1990 and 2003, Mr. Somers served as director of Emigrant Savings Bank.
Mr. Somers received his Bachelor of Science in Economics from Villanova University in 1966 and a Master of Business Administration in Finance from the University of Connecticut in 1972.
Mr. Somers’s commercial mortgage and real estate investment experience allows him to provide sound advice on the Company’s objectives to acquire, originate and manage real estate-related investments. Mr. Somers served as a member of the independent special committee representing a predecessor of the Company’s interests in its 2015 management internalization. His position as Head of Fixed Income and Real Estate for TIAA-CREF provided Mr. Somers with extensive insight into the debt markets and real estate-related investments that provides a leadership perspective to the Board.
John L. Steffens is a non-executive director of Colony Capital, having previously served as a director of one of its predecessors from its initial public offering in September 2009 until January 2017. Mr. Steffens is the founder of Spring Mountain Capital, LP (Spring Mountain Capital). Founded in 2001, Spring Mountain Capital specializes in providing advisory services and alternative investments for institutional and private investors. Prior to establishing Spring Mountain Capital, Mr. Steffens spent 38 years at Merrill Lynch & Co., Inc., where he held numerous senior management positions, including President of Merrill Lynch Consumer Markets (which was later named the Private Client Group) from July 1985 until April 1997, and both Vice Chairman of Merrill Lynch & Co., Inc. (the parent company) and Chairman of its U.S. Private Client Group from April 1997 until July 2001.
Mr. Steffens served on the Board of Directors of Merrill Lynch & Co., Inc. from April 1986 until July 2001. He also served as a member of the Board of Directors of Merrill Lynch Ventures, LLC (a $1.8 billion private equity fund for key employees). Mr. Steffens currently serves on the Advisory Board of StarVest Partners, the Advisory Board of Wicks Communication & Media Partners, L.P., and as Chairman of the Board of Directors of Cicero, Inc., a publicly traded provider of business integration software, since May 2007. In addition, Mr. Steffens is currently National Chairman Emeritus of the Alliance for Aging Research. From January 2016 to June 2017, Mr. Steffens served on the board of trustees of Colony Starwood Homes (NYSE: SFR). From June 2004 to February 2009, Mr. Steffens served on the public board of Aozora Bank, Ltd., a financial services institution in Japan. Previously, Mr. Steffens served as Chairman of the Securities Industry Association, as a Trustee of the Committee for Economic Development, and as a member of the Board of Overseers of the Geisel School of Medicine at Dartmouth.
Mr. Steffens graduated with a Bachelor of Arts in Economics from Dartmouth College in 1963. He also attended the Advanced Management Program of the Harvard Business School in 1979.
Mr. Steffens’s years of investment experience, advisory work and senior leadership positions at Merrill Lynch devoted to private client work provides the Board with an investor perspective. Mr. Steffens’s extensive contacts developed through his service with a significant number of securities and financial firms provide the Board with a view into markets that is invaluable. Mr. Steffens’s service as a director of other public companies also helps provide the Board with different perspectives on Board practices and governance matters.

Executive Officers

Name	Age (1)	Title
Thomas J. Barrack, Jr.	71	Executive Chairman and Chief Executive Officer
Darren J. Tangen	48	President
Mark M. Hedstrom	60	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer
Ronald M. Sanders	55	Executive Vice President, Chief Legal Officer and Secretary
Kevin P. Traenkle	49	Executive Vice President and Chief Investment Officer
Neale W. Redington	52	Managing Director and Chief Accounting Officer

(1)	Ages as of March 28, 2019
See “Board of Directors” above for Mr. Barrack’s biographical information.
Darren J. Tangen is the President of Colony Capital. In addition, Mr. Tangen has served on the Board of Directors of Colony Credit Real Estate, Inc. (NYSE: CLNC) since January 2018. Since 2002, Mr. Tangen has held various senior investment related roles at Colony Capital and its predecessors, including Executive Vice President, Chief Financial Officer and Treasurer.
Mr. Tangen was one of the key executives (Chief Financial Officer and Chief Operating Officer) responsible for Colony Financial, Inc. (NYSE:CLNY) having taken the company public in 2009 and leading it through its successful combination with Colony Capital, LLC in 2015. Prior to joining Colony Capital in 2002, Mr. Tangen held positions at Credit Suisse and Colliers International (NASDAQ: CIGI).
Mr. Tangen received his Bachelor of Commerce from McGill University and his Master of Business Administration in Finance and Real Estate at The Wharton School, University of Pennsylvania where he was recognized as a Palmer Scholar.
Mark M. Hedstrom is an Executive Vice President, the Chief Financial Officer, Chief Operating Officer and Treasurer of Colony Capital.
Prior to the combination of Colony Capital, LLC and Colony Financial, Inc. into a predecessor Colony Capital in 2015, Mr. Hedstrom was the global Chief Financial Officer for Colony Capital, LLC. In that role he was responsible for management of the financial and operating aspects of its funds management business, which included oversight of Colony Capital LLC’s financial, human resources, information technology, risk management and investor reporting functions.
Prior to joining the Colony Capital business in 1993, Mr. Hedstrom held senior positions with Koll International and Castle Pines Land Company. Mr. Hedstrom spent five years with Ernst & Young, where he was a Senior Manager.
Mr. Hedstrom is a Certified Public Accountant (license inactive) and received a Bachelor of Science in Accounting from the University of Colorado.
Ronald M. Sanders is an Executive Vice President and the Chief Legal Officer and Secretary of Colony Capital, for which he is responsible for the management of global legal affairs and generally provides legal and other support to the operations of Colony Capital.

Prior to joining the Colony Capital business in 2004, Mr. Sanders was a Partner with the law firm of Clifford Chance US LLP.
Mr. Sanders received his Bachelor of Science from the State University of New York at Albany in 1985, and his Juris Doctor from the New York University School of Law in 1988.
Kevin P. Traenkle is an Executive Vice President and the Chief Investment Officer of Colony Capital. In addition, Mr. Traenkle heads real estate credit strategies for Colony Capital and.has served as Chief Executive Officer and President, and as a member of the Board of Directors, of Colony Credit Real Estate, Inc. (NYSE: CLNC) since January 2018.
Mr. Traenkle is involved in many facets of Colony Capital, including business strategy, product development, global client relations, oversight of individual investment and divestment decisions, as well as portfolio construction and risk management.
Prior to rejoining the Colony business in 2002, Mr. Traenkle worked for a private equity investment firm, where, among other responsibilities, he focused on the firm’s real estate-related investment and management activities. Prior to originally joining Colony in 1993, Mr. Traenkle worked in the municipal finance department for the investment bank First Albany Corporation in Albany, New York.
Mr. Traenkle received a Bachelor of Science in Mechanical Engineering in 1992 from Rensselaer Polytechnic Institute in Troy, New York.
Neale W. Redington is a Managing Director and the Chief Accounting Officer of Colony Capital. Mr. Redington is responsible for financial accounting and reporting for firm-sponsored investments and related affiliates and subsidiaries. In addition, Mr. Redington has served as Chief Financial Officer and Treasurer of Colony Credit Real Estate, Inc. (NYSE: CLNC) since November 2018, having previously served as its Chief Accounting Officer since January 2018.
Prior to joining the Colony Capital business in 2008, Mr. Redington was an audit partner in the real estate and hospitality practice of Deloitte & Touche LLP. During his twenty years with Deloitte, Mr. Redington worked in both London and Los Angeles.
Mr. Redington, a Certified Public Accountant (license inactive) and a Chartered Accountant in England & Wales, received a Bachelor of Commerce in Accounting degree with Honors in 1987 from the University of Birmingham in England.

INFORMATION REGARDING CORPORATE GOVERNANCE AND
BOARD AND COMMITTEE MEETINGS
Committee Charters, Corporate Governance Guidelines and Code of Ethics
Our Board of Directors maintains charters for all Board committees. In addition, our Board of Directors has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of ethics for our principal executive officers and senior financial officers. To view our standing committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics, please visit our website at www.clny.com, in the “Public Shareholders – Corporate Governance” section. Each of these documents is also available in print to any stockholder who sends a written request to such effect to Investor Relations, Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.
Director Independence
Our Board of Directors currently has 11 directors, a majority (10), or over 90%, of whom the Board affirmatively has determined to be “independent” under the listing standards of the NYSE and under applicable rules of the SEC. The Board affirmatively has determined that each of the following non-executive directors is independent under these standards: Douglas Crocker II, Nancy A. Curtin, Jon A. Fosheim, Craig M. Hatkoff, Justin E. Metz, Raymond C. Mikulich, George G. C. Parker, Charles W. Schoenherr, John A. Somers and John L. Steffens. Thomas J. Barrack, Jr. is not independent, as he is our Executive Chairman and Chief Executive Officer.
Board Leadership Structure
As noted above, our Board of Directors is comprised of 10 independent directors and one executive director. Mr. Barrack serves as the Executive Chairman of the Board and, in November 2018, became our Chief Executive Officer. Given Mr. Barrack’s tenure with the Company and its predecessor and his in-depth knowledge of the Company and our business, the Board has determined that Mr. Barrack is well-positioned to lead Board discussions as Executive Chairman. The Board also believes that Mr. Barrack’s combined role as Executive Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management.
To strengthen the role of our independent directors and encourage independent Board leadership, our Board of Directors has also established the position of Lead Director. The Lead Director is selected on an annual basis by a majority of the independent directors then serving on the Board of Directors from among the independent directors. Nancy A. Curtin currently serves as our Lead Director. The responsibilities of the Lead Director include, among others: (i) serving as a liaison (a) between the Board of Directors and management, including the Chief Executive Officer, (b) among independent directors and (c) between interested third parties and the Board of Directors; (ii) presiding at executive sessions of the independent directors; (iii) serving as the focal point of communication to the Board regarding management plans and initiatives; and (iv) ensuring that the role between Board oversight and management operations is respected.
Board’s Role in Risk Oversight
In recognition of the importance and relevance of risk oversight, management and controls in a large scale company such as ours, along with the complexity and diversity of our investments and businesses, our Board of Directors established a Risk Committee that is comprised solely of independent directors. The Board also determined that maintaining the Risk Committee allows the Audit Committee to substantially focus on accounting and financial reporting matters (including risks relating thereto), as more fully described below.
In connection with its oversight of risk to our business, the Risk Committee, Audit Committee and Board consider feedback from our Chief Risk Officer, Internal Auditor and other members of management concerning the Company’s operations and strategies and consider the attendant risks to our business. The Risk Committee, Audit Committee and Board also engage in regular discussions regarding risk management with our independent and internal auditors. The Board routinely meets with our Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer and Chief Accounting Officer, and other members of management as appropriate in the Board’s consideration of matters submitted for Board approval and risks associated with such matters.
Specifically, our Risk Committee’s oversight responsibility includes the enterprise-wide risk management policies of the Company’s operations; structure, approach and operation of the Company’s risk-management framework; and review and approval of risk parameters to be used by management to operate the Company. Types of risk reviewed by the Risk Committee include, but are not limited to, compliance/regulatory risk, credit risk, valuation risk, market risk, liquidity risk, operational risk, legal risk, reputational risk and strategic risk. The Risk Committee also evaluates and monitors insurance coverage, risk sharing and fraud and corruption exposure and management.

Our Audit Committee continues to assist the Board’s oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. In addition, the Audit Committee has established and maintains procedures for the receipt of complaints and submissions of concerns regarding accounting and auditing matters. Pursuant to its charter, the Audit Committee also considers our policies with respect to financial reporting risk assessment and risk management. To further address such risk oversight and management of the Company, the Company has a Chief Risk Officer, who manages an internal risk review function and maintains a line of direct communication with both the Risk Committee and Audit Committee at regular meetings (and as may otherwise be necessary).
The Board and its committees hear reports from the members of management responsible for the matters considered to enable the Board and each committee to understand and discuss risk identification and risk management. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All directors have access to members of management in the event a director wishes to follow up on items discussed during the Board meeting.
In addition, the Board is assisted in its oversight responsibilities by the other standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Board committee charters and as provided in NYSE rules. Our Board also established two new Board committees in 2019: a Strategic Asset Review Committee, to review and evaluate the Company’s assets and business configuration, and a Corporate Communications Committee, to monitor and review certain public press and media attention regarding the Company. See “—Board Committees” for additional information.
Executive Sessions of Non-Management Directors
Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our Board of Directors devotes a portion of each regularly scheduled Board and committee meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management directors includes directors who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent directors. The Lead Director presides at these sessions.
Communications with the Board
Stockholders and other interested parties may communicate with the Board by sending any correspondence they may have to the Lead Director at the following address: “Lead Director” c/o Secretary, Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071, or by email at leaddirector@clny.com. The Lead Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Directors.
Board Meetings
During 2018, our Board of Directors met 11 times, including telephonic meetings, and each Director then serving attended at least 75% of the aggregate number of Board meetings and of all committees on which he or she served. Directors are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve.
All directors are expected to attend the annual meeting of stockholders as provided in our corporate governance guidelines. Seven of our directors attended the 2018 annual meeting of stockholders.
Board Committees
The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE’s listing standards and Section 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
In February 2019, the Board of Directors formed three additional committees. First, in connection with the Cooperation Agreement, the Board of Directors formed a Strategic Asset Review Committee comprised solely of independent directors to review, evaluate and make recommendations to the Board on issues relating to the Company’s assets and business configuration. The current members of the Strategic Asset Review Committee are Douglas Crocker II (Chairman), Nancy A. Curtin, Craig M. Hatkoff, Justin E. Metz and Raymond C. Mikulich.
Second, the Board of Directors formed a Corporate Communications Committee comprised solely of independent directors to monitor and review with management certain public press and media attention regarding the Company. The current members of the Corporate Communications Committee are Nancy A. Curtin, Craig M. Hatkoff, John A. Somers and John L. Steffens.
Third, the Board of Directors formed a Demand Review Committee comprised solely of independent directors to evaluate a demand letter received from a purported stockholder of the Company regarding certain allegations made against certain of the Company’s current and former executive officers and directors, which are substantially similar to those alleged in certain class action lawsuits filed against the Company in 2018. The current members of the Demand Review Committee are Raymond C. Mikulich and John L. Steffens.

The table below provides membership information for each of the Board committees of the Company:

Name	Audit	Compensation	Nominating and Corporate Governance	Risk	Strategic Asset Review	Corporate Communications	Demand Review
Douglas Crocker II	☑			☑	C
Nancy A. Curtin		☑		☑	☑	☑
Jon A. Fosheim	☑		C
Craig M. Hatkoff					☑	☑
Justin E. Metz			☑	☑	☑
Raymond C. Mikulich					☑		☑
George G. C. Parker	C	☑
Charles W. Schoenherr	☑	☑
John A. Somers			☑	C		☑
John L. Steffens		C	☑			☑	☑

☑ C	Member Committee Chairman

The following provides additional information regarding our standing committees of our Board of Directors.
Audit Committee
The principal purpose of the Audit Committee is to assist the Board of Directors in the oversight of:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements and our ethics program;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and

•	the performance of our internal audit function.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they encounter in the course of their audit work. The Audit Committee is also charged with the tasks of reviewing our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal control with management and our independent auditors.
Our Audit Committee’s written charter requires that all members of the committee must satisfy the requirements of the NYSE, the rules and regulations of the SEC and applicable laws relating to independence, financial literacy and experience. All of the members of the Audit Committee meet the foregoing requirements. The Board of Directors has determined that George G. C. Parker is an “audit committee financial expert” as defined by the rules and regulations of the SEC. For information about the development of Professor Parker’s expertise, see “Board of Directors and Executive Officers—Board of Directors.”
During 2018, the Audit Committee met four times, including telephonic meetings, and each member of such Audit Committee attended at least 75% of such meetings.

Compensation Committee
The principal purposes of the Compensation Committee are to:

•
review and approve on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluate our Chief Executive Officer’s performance in light of such goals and objectives and determine and approve the compensation of our Chief Executive Officer based on such evaluation;

•	review and approve the compensation, if any, of all of our executive officers, including our “named executive officers”;

•	review our executive compensation policies and plans;

•	implement and administer our incentive compensation equity-based remuneration plans, including the CLNY Equity Incentive Plan, as defined below;

•	oversee and assist management in preparing the compensation disclosure and analysis for inclusion in our proxy statement and/or annual report;

•	prepare and submit a report on executive compensation to be included in our proxy statement and/or annual report; and

•	review, evaluate and recommend changes, if appropriate, to the compensation for directors.
In addition, the Compensation Committee shall also ensure that compensation plans are designed with an appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not encourage excessive or unnecessary risk-taking behavior.
We entered into employment agreements with certain executive officers of the Company, pursuant to which each receives compensation for their services. For further information regarding the employment agreements of our named executive officers, see “Compensation Discussion and Analysis.”
The Compensation Committee may delegate its authority to members as it deems appropriate, and any actions taken by a member who has been delegated authority must be reported to the full Compensation Committee at its next regularly scheduled meeting. The Compensation Committee has the sole authority to retain and terminate such outside legal, accounting or other advisors to the Compensation Committee as it deems necessary and advisable in its sole discretion, including compensation consultants. In selecting such advisors or consultants, the Compensation Committee shall consider the independence of such advisor or consultant, as determined by it in its business judgment, in accordance with the standards of the NYSE, any applicable rules and regulations of the SEC and other applicable laws relating to independence of advisors and consultants. The Compensation Committee will be directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant or other advisor retained by the Compensation Committee.
During 2018, the Compensation Committee met seven times, including telephonic meetings, and each member of such Compensation Committee attended 100% of such meetings.
Nominating and Corporate Governance Committee
The principal purposes of the Nominating and Corporate Governance Committee are to:

•	identify and recommend to the full Board of Directors qualified candidates for election as directors and recommend nominees for election as directors at the annual meeting of stockholders;

•	develop and recommend to the Board of Directors corporate governance guidelines and implement and monitor such guidelines;

•	review and make recommendations on matters involving the general operation of the Board of Directors, including board size and composition, and committee composition and structure;

•	recommend to the Board of Directors nominees for each committee of the Board of Directors;

•
annually facilitate the assessment of the Board of Directors’ performance as a whole and of individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	oversee the Board of Directors’ evaluation of management.
During 2018, the Nominating and Corporate Governance Committee met four times, including telephonic meetings, and each member of such Nominating and Corporate Governance Committee attended at least 75% of such meetings.

Risk Committee
The principal purposes of the Risk Committee are to:

•	review the Company’s risk management infrastructure and the critical risk management policies;

•	review and consider with management the Company’s risk profile, risk appetite and approach to determining the acceptability of risks incurred in the course of pursuing business;

•	review and evaluate the Company’s significant financial, non-financial and cybersecurity risk exposures;

•	review with management the Company’s compliance program, material litigation affecting the Company and any significant correspondences with, or other actions by, regulators or governmental agencies;

•	review with management the quality and competence of management appointed to administer risk management functions;

•	review the Company’s insurance coverage and various risk sharing protocols; and

•	review with management the Company’s exposure to fraud and corruption.
During 2018, the Risk Committee met four times, including telephonic meetings, and each member of such Risk Committee attended at least 75% of such meetings.
Majority Voting Standard for Election of Directors
Our bylaws provide that, in any uncontested election of directors, a director nominee will be elected by a majority of all of the votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. If in any uncontested election of directors an incumbent director does not receive a majority of the votes cast by stockholders entitled to vote with respect to the election of that director, our corporate governance guidelines require such director to tender his or her resignation within three days after certification of the results. To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
Directors Offer of Resignation Policy
Our corporate governance guidelines provide that, whenever a member of our Board accepts a position with a company that is competitive to the Company’s business or violates our code of ethics, corporate governance guidelines or any other Company policy applicable to members of our Board, such Board member must offer his or her resignation to the Nominating and Corporate Governance Committee for its consideration. The director is expected to act in accordance with the Nominating and Corporate Governance Committee’s recommendation in this regard.
Consideration of Director Candidates
The Board of Directors has adopted the charter of the Nominating and Corporate Governance Committee to be used for considering potential director candidates to further the Nominating and Corporate Governance Committee’s goal of ensuring that our Board of Directors consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must have the highest personal and professional integrity, a demonstrated exceptional ability and judgment and an ability to be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its stockholders.
In addition to the aforementioned qualifications, the Nominating and Corporate Governance Committee shall assess the nominee’s independence and may consider, among other things, the following, all in the context of an assessment of the perceived needs of the Board at that time:

•	diversity, age, background, skill and experience;

•	personal qualities, high ethical standards and characteristics, accomplishments, and reputation in the business community;

•	knowledge and contacts in the communities in which the Company conducts business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to devote sufficient time to serve on the Board and committees of the Board;

•	knowledge and expertise in various areas deemed appropriate by the Board; and

•	fit of the individual’s skills, experience, and personality with those of other directors in maintaining an effective, collegial, and responsive Board.

The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (a) Nominating and Corporate Governance Committee members, (b) other members of the Board of Directors and (c) stockholders of the Company. The Nominating and Corporate Governance Committee also has the sole authority to consult with or retain advisors or search firms as it deems necessary or appropriate in its sole discretion, including any search firm to assist in the identification of qualified director candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified director candidates.
In addition, as discussed above in “Proposal 1: Election of Directors,” in connection with the Cooperation Agreement, our Board of Directors appointed Mr. Hatkoff and Mr. Mikulich as new independent directors to our Board, effective February 11, 2019, and further agreed with Blackwells to mutually agree on one additional independent director (the “New Director”) to be appointed to our Board. In accordance with the Cooperation Agreement, the Company included Mr. Hatkoff and Mr. Mikulich as nominees to the Board for election at the 2019 annual meeting of stockholders and has recommended, and will solicit proxies, for the election of Mr. Hatkoff and Mr. Mikulich at the 2019 annual meeting of stockholders, as discussed above in “Proposal 1: Election of Directors.”
Further, if, prior to the earlier of (i) the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2020 annual meeting of stockholders and (ii) one year from the date of the Cooperation Agreement, Messrs. Hatkoff or Mikulich or the New Director resigns, refuses or is unable to serve or fulfill his or her duties as director, then, subject to certain conditions, each of the Company and Blackwells shall use its commercially reasonable efforts to mutually agree as soon as reasonably practicable on a replacement director who qualifies as independent and otherwise satisfies the Company’s corporate governance guidelines with respect to director nominations.
Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has engaged Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the year ending December 31, 2019.
A representative of EY will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Principal Auditor Fees and Services
Set forth below are the services rendered and related fees billed by EY for services rendered during the years ended December 31, 2018 and 2017:

Services	2018	2017
Audit Fees (1)	$7,421,004	$7,962,065
Audit-Related Fees (2)	807,258	673,500
Tax Fees (3)	1,080,500	863,521
All Other Fees (4)	3,582	2,150
Total	$9,312,344	$9,501,236

(1)
Fees for audit services for the fiscal years ended December 31, 2018 and 2017 include fees associated with the annual audits for such years, for both the Company and those audits required by statute or regulation, including the audit of the Company’s internal control over financial reporting, the quarterly review of the financial statements included in the Company’s quarterly reports on Form 10-Q, consultations with the Company’s management on technical accounting and regulatory issues and services provided for assistance with and review of other regulatory filings.

(2)
Audit-related fees for the year ended December 31, 2018 are for transaction advisory services in connection with the Company’s potential acquisitions and for agreed-upon procedures related to the final calculation of contingent consideration associated with Colony Capital’s management internalization completed in 2015. Audit-related fees for the year ended December 31, 2017 are for services rendered for the audits of Colony Credit Real Estate, Inc. (NYSE: CLNC) and a select portfolio of the Company’s assets and liabilities, as well as for accounting consultations related to the combination of a select portfolio of the Company’s assets and liabilities with two other companies managed by the Company to create CLNC (the “Combination”). CLNC and the select portfolio of the Company’s assets and liabilities were consolidated subsidiaries of the Company as of December 31, 2017 prior to the closing of the Combination.

(3)	Tax fees represent fees and expenses related to the review and assistance with the preparation of tax returns, tax consulting and structuring, and general federal, state and foreign tax consulting.

(4)	Other fees represent the annual subscription fee to EY’s accounting research tool.

All audit and audit-related services provided by EY in 2017 and 2018 were pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee.

Pre-Approval Policies and Procedures
The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which will be reviewed and reassessed annually by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by the Company for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, provided that the estimated cost for such services shall not exceed $250,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (1) the type of services covered by the engagement, (2) the dates the engagement is scheduled to commence and terminate, (3) the estimated fees payable by the Company pursuant to the engagement, (4) other material terms of the engagement, and (5) such other information as the Audit Committee may request.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion & Analysis section discusses the compensation of our named executive officers. References to “our named executive officers” in this section refer to our current executive officers, Thomas J. Barrack, Jr., our Executive Chairman and Chief Executive Officer, Darren J. Tangen, our President, Mark M. Hedstrom, our Chief Financial Officer, Chief Operating Officer and Treasurer, Kevin P. Traenkle, our Chief Investment Officer and Ronald M. Sanders, our Chief Legal Officer and Secretary and our former President and Chief Executive Officer, Richard B. Saltzman.
Operating Performance
For 2018, our Company met its core funds from operations (“Core FFO”) (as defined in “—Non-GAAP Financial Measures” below) targets and exceeded its fund raising objective, which are significant measurements in evaluating our business. Notwithstanding these accomplishments, our Company remains focused on tackling the various challenges in our business and, as a result, during 2018 and to date, realized notable achievements and made significant progress simplifying our business, stabilizing assets, refinancing and repaying debt and growing our investment management business, including:

•	raised $5.5 billion in third-party capital (including amounts related to affiliates)

•	completed an aggregate of $1.4 billion in gross asset value of asset monetizations in 2018 with net equity proceeds of $914 million

•
announced a corporate restructuring and reorganization plan which is expected to generate $50 to $55 million ($45 to $50 million on a cash basis) of annual compensation and administrative cost savings over the next 12 months of which approximately 50% of run-rate cost savings are currently in place

•	successfully listed Colony Credit Real Estate, Inc. (NYSE: CLNC), a commercial real estate credit REIT, creating a new permanent capital vehicle externally managed by the Company

•	refinanced over $550 million of investment-level debt, redeemed $200 million of preferred equity and repaid over $100 million of debt in our healthcare segment

•
repurchased 61.4 million of the Company’s common shares at an average price of $5.71 per share, or $351 million; the Company also redeemed all of the shares of its 8.5% Series D cumulative redeemable perpetual preferred stock during 2018 for $200 million

•
reached an agreement to terminate the Company’s management agreement with NorthStar Realty Europe Corp. (NYSE: NRE) upon the sale of NRE or the internalization of the management of NRE and in connection with such termination, NRE will make a termination payment to the Company of $70 million, minus any incentive fee paid to the Company through termination

•
in February 2019, we acquired a $1.2 billion industrial portfolio, part of which includes the initiation of a new bulk industrial strategy that is expected to be complementary to, and synergistic with, our existing $4 billion light industrial platform

•
in February 2019, Digital Colony, our co-sponsored fund with Digital Bridge Holdings, LLC, entered into a definitive agreement to acquire Cogeco Peer 1, a leading Canadian provider of colocation, network connectivity and managed services through its substantial fiber and data center assets, for a price of C$720 million

•	subsequent to year end 2018, entered into a definitive agreement to acquire the Abraaj Group’s private equity platform in Latin America

•	subsequent to year end 2018, funded $122 million for prior commitments in Strategic Other Equity and Debt investments and its share of the recently acquired bulk industrial portfolio

Pay-for-Performance Alignment
In structuring our executive compensation program, the Compensation Committee is focused on enhancing the alignment of interest between our management and our stockholders. With this focus, the Compensation Committee designed the structure of our executive compensation program to strengthen our pay-for-performance alignment, including:

•	adopting an annual incentive plan, which established objective corporate financial metrics for determining 60% of the annual cash bonus for executives

•	setting targets that were more heavily weighted towards equity over cash compensation, with long-term incentive equity compensation representing more than 50% of total target compensation

•	beginning in 2018, 50% of long-term incentive equity compensation granted by the Company is in the form of performance-based awards
In addition, variable pay, consisting of long-term incentive equity awards and annual cash bonus, constitutes the vast majority of our executive compensation (91% for our Chief Executive Officer in 2018). This allows the Compensation Committee to reward strong performance and penalize poor performance. As discussed above, to build even stronger pay for-performance alignment with our stockholders, beginning with equity compensation granted by us in 2018, 50% of long-term incentive equity awards granted by the Company are “at-risk” performance-based stock awards, the ultimate value of which depends on the Company’s total stockholder return relative to peer companies based on future performance. The following charts present the allocation of 2018 total pay among different components for our Chief Executive Officer individually and the weighted average of each component for our other named executive officers (other than Mr. Saltzman) as a group:

______________

(1)	Represents stock awards granted by the Company, CLNC and NRE in 2018. The stock awards granted by the Company consisted of 50% performance-based awards and 50% time-based awards.

Executive Compensation Outlook
As discussed above, our Compensation Committee designed the structure of our executive compensation program to strengthen our pay for performance alignment. For 2019, our Compensation Committee is committed to maintaining 2018’s enhanced pay for performance compensation framework and adopted the 2019 Annual Incentive Program for purposes of evaluating cash bonus compensation of executive officers. The 2019 Annual Incentive Program provides (i) a 60% weighting across two corporate financial metrics (including a company-wide measure of operating performance measuring core funds from operations, excluding net gains (“Core FFO ex-gains”) and a key strategic objective to raise new third party capital), and (ii) a 40% weighting to individual goals and objectives (based on pre-established individual performance targets applicable to the responsibilities of the relevant executive officer).
The Compensation Committee also expects to continue to grant equity awards in the Company with 50% subject to performance-based vesting conditions. In addition, as was the case for 2018, the Company expects that our executive officers will continue to receive a portion of their long-term incentive equity awards from certain publicly-traded companies that the Company manages.
In addition, we recently experienced several changes to our executive management team. Effective November 5, 2018, Thomas J. Barrack, Jr., our Executive Chairman, was also appointed as our Chief Executive Officer, and Darren J. Tangen, our then Chief Financial Officer and Treasurer, was also appointed as our President. In addition, effective January 1, 2019, Mark M. Hedstrom was appointed as our Chief Financial Officer and Treasurer, in addition to his role as Chief Operating Officer. In connection with the foregoing appointments, on November 5, 2018, the Board and Richard B. Saltzman reached a mutual agreement in which Mr. Saltzman no longer serves as the Company’s President and Chief Executive Officer, and Mr. Saltzman resigned as a member of the Board effective November 6, 2018.  See “—Employment Agreements—Separation Agreement with Richard B. Saltzman.”
In setting compensation targets for 2019, the Compensation Committee reduced the aggregate incentive compensation target levels for our executive officers by 11% over the prior year.
2018 Compensation Decisions
The following tables present the total direct compensation (salary, cash bonus and long-term incentive equity awards) of our named executive officers, but not other items required by SEC rules to be reported in the Summary Compensation Table presented under “Executive Compensation and Other Information” below. Our current named executive officers and Mr. Saltzman were not executive officers of our predecessor, NorthStar Asset Management Group Inc. (NSAM), and, as a result, any equity awards paid to them by their former employer prior to January 10, 2017 (the closing of our merger with NSAM and NorthStar Realty Finance Corp., which we refer to as the “Merger”) are not reflected in the Summary Compensation Table. In addition, our named executive officers receive a portion of their long-term incentive equity awards from certain publicly-traded companies that we manage, which are not reflected in the Summary Compensation Table. Therefore, we believe that the below tables, which include equity awards paid to such named executive officers prior to the Merger or paid by managed companies, most accurately reflect the historical compensation of such named executive officers and are considered by the Compensation Committee in its decisions regarding executive compensation.
As illustrated by the below tables, the Company’s outperformance in third party capital raising as well as accelerated non-core asset monetizations and accretive common and preferred equity repurchases and redemptions in 2018 contributed to above-target achievement for the Company’s executive officers’ cash bonuses paid pursuant to the 2018 Annual Incentive Plan. In 2017, disappointing operating performance resulted in the cash bonuses paid to the Company’s named executive officers pursuant to the Company’s 2017 Annual Incentive Plan being 54% less than target and decreasing by nearly 48% in 2017 from 2016. As a result, 2017 total direct compensation decreased by 23% in 2017 from 2016. Excluding payments made to Mr. Saltzman in connection with his departure in November 2018, overall 2018 total direct compensation for the Company’s named executive officers decreased by nearly 7% for 2018 as compared to 2016.
In addition, beginning in 2018, 50% of long-term incentive equity awards granted by the Company are subject to performance-based vesting hurdles, with the remaining awards subject to time-based vesting conditions. By comparison, 100% of long-term incentive equity awards received by our named executive officers in 2017 and 2016 were granted subject to time-based vesting conditions.

Total NEO Direct Compensation
______________

(1)
For 2018, represents stock awards granted by the Company, CLNC and NRE. The stock awards granted by the Company consisted of 50% performance-based awards and 50% time-based awards. For 2017, represents stock awards granted in 2017 prior to the closing of the Merger by their former employer, which consisted of 100% time-based awards.

	Salary					Cash Bonus Earned
Executive	2018		2017	2016(1)	% Change from 2016 to 2018	2018		2017	2016(1)	% Change from 2016 to 2018
Thomas J. Barrack Jr.	$1,000,000		$1,000,000	$1,000,000	0.0%	$3,963,053	(2)	$2,389,829	$4,695,000	-15.6%
Darren J. Tangen	$475,000		$475,000	$447,000	6.3%	$2,346,600		$885,788	$1,525,875	53.8%
Mark M. Hedstrom	$475,000		$475,000	$475,000	0.0%	$1,479,414		$768,552	$1,402,631	5.5%
Kevin P. Traenkle	$472,000		$472,000	$472,000	0.0%	$1,944,041		$1,009,632	$1,848,656	5.2%
Ronald M. Sanders	$432,000		$432,000	$432,000	0.0%	$1,323,130		$687,128	$1,247,109	6.1%
Richard B. Saltzman	$800,000		$800,000	$800,000	0.0%	$—	(3)	$1,423,727	$2,817,000	-100.0%

Total	$3,654,000		$3,654,000	$3,626,000	0.8%	$11,056,238		$7,164,656	$13,536,271	-18.3%

	Long-Term Incentive Equity Awards(4)					Total Compensation
Executive	2018(5)		2017(1)	2016(1)	% Change from 2016 to 2018	2018		2017	2016(1)	% Change from 2016 to 2018
Thomas J. Barrack Jr.	$3,733,208		$3,500,000	$3,500,000	6.7%	$8,696,261		$6,889,829	$9,195,000	-5.4%
Darren J. Tangen	$1,119,744	(6)	$1,000,000	$1,000,000	12.0%	$3,941,344		$2,360,788	$2,972,875	32.6%
Mark M. Hedstrom	$1,158,353		$1,008,000	$1,040,000	11.4%	$3,112,767		$2,251,552	$2,917,631	6.7%
Kevin P. Traenkle	$923,018		$990,000	$990,000	-6.8%	$3,339,059		$2,471,632	$3,310,656	0.9%
Ronald M. Sanders	$936,437		$680,000	$680,000	37.7%	$2,691,567		$1,799,128	$2,359,109	14.1%
Richard B. Saltzman	$2,793,899		$2,800,000	$2,800,000	-0.2%	$3,593,899		$5,023,727	$6,417,000	-44.0%

Total	$10,664,659		$9,978,000	$10,010,000	6.5%	$25,374,897		$20,796,656	$27,172,271	-6.6%

(1)	Reflects amounts paid or granted prior to the Merger by their former employer.
(2)
Reflects the agreement between the Compensation Committee and Mr. Barrack to pay $1 million of Mr. Barrack’s 2018 annual cash bonus compensation earned pursuant to the subjective component of the 2018 Annual Incentive Plan in the form of long-term equity incentive equity awards. See “—Elements of Executive Officer Compensation and Benefits—Annual Cash Bonus—2018 Annual Incentive Plan Overview” below.

(3)
Mr. Saltzman and the Board reached a mutual agreement in which Mr. Saltzman no longer serves as the Company’s President and Chief Executive Officer, and Mr. Saltzman resigned as a member of the Board effective November 6, 2018. As a result, Mr. Saltzman did not receive a cash bonus for 2018. See “—Employment Agreements—Separation Agreement with Richard B. Saltzman,” “Executive Compensation and Other Information” and the related compensation tables for information regarding our separation agreement with, and payments made to, Mr. Saltzman.

(4)
Represents the dollar amount of grants approved by the Compensation Committee for 2018 and the compensation committee of their former employer for 2017 and 2016. For long-term incentive equity awards issued by their former employer in 2016 and 2017, 100% were subject to time-based vesting conditions. On average, 58% of long-term incentive equity awards received by our named executive officers in 2018 were granted by the Company (see Footnote 5 below), of which 50% were subject to performance-based vesting conditions and 50% were subject to time-based vesting conditions. For long-term incentive equity awards granted by the Company in 2019, 50%, or 976,562 restricted stock units, were subject to performance-based vesting conditions, with the remaining 50%, or 976,562 shares of Class A common stock subject to time-based vesting conditions.

(5)
Represents long-term incentive equity awards for 2018 granted by the Company. In 2018, our named executive officers received equity awards granted by NRE and CLNC, in addition to those granted by the Company, as set forth in the table below. See “—Elements of Executive Officer Compensation and Benefits—Long-Term Incentive Equity Awards” below for additional information regarding the long-term incentive equity awards.

	2018 Annual Long-Term Incentive Equity Awards
Executive	Total Granted by CLNY, NRE and CLNC	Granted by CLNY(a)	% of Total Granted by CLNY	Granted by NRE(b)	% of Total Granted by NRE	Granted by CLNC(c)	% of Total Granted by CLNC
Thomas J. Barrack Jr.	$6,200,004	$3,733,208	60.2%	$299,073	4.8%	$2,167,723	35.0%
Darren J. Tangen	$1,859,624	$1,119,744	60.2%	$89,704	4.8%	$650,176	35.0%
Mark M. Hedstrom	$1,923,749	$1,158,353	60.2%	$92,797	4.8%	$672,599	35.0%
Kevin P. Traenkle	$2,230,200	$923,018	41.4%	$107,579	4.8%	$1,199,603	53.8%
Ronald M. Sanders	$1,555,201	$936,437	60.2%	$75,019	4.8%	$543,745	35.0%
Richard B. Saltzman	$4,640,003	$2,793,899	60.2%	$223,822	4.8%	$1,622,282	35.0%

Total	$18,408,781	$10,664,659	58.0%	$887,994	4.8%	$6,856,128	37.2%

(a)	50% of the awards granted by us were subject to performance-based vesting conditions and 50% were subject to time-based vesting conditions.
(b)	40% of the awards granted by NRE were subject to performance-based vesting conditions and 60% were subject to time-based vesting conditions.
(c)	100% of the awards granted by CLNC were subject to time-based vesting conditions.

(6)
Excludes a $5 million one-time award granted to Mr. Tangen by the Company in March 2018, 50% of which was subject to time-based vesting and the remaining 50% subject to performance-based vesting. See “—Elements of Executive Officer Compensation and Benefits—Long-Term Incentive Equity Awards” below.

Compensation Practices
We believe that our executive compensation programs provide appropriate performance-based incentives to attract and retain leadership talent in the highly competitive market in which we operate, to align management and stockholder interests and to continue to drive our long-term track record of superior returns to stockholders. The following are key features of our executive compensation programs:

What We Do	What We Don’t Do

Pay for performance - the vast majority of total compensation is tied to performance (i.e., there are minimum incentive targets, but not guaranteed minimum payments) and salaries comprise a relatively small portion of each executive’s overall compensation opportunity.
We do not provide tax gross-ups on compensation payments made in connection with a change of control.
Create alignment with stockholders – our equity incentive awards are subject to time-based, multi-year vesting schedules to enhance executive officer retention.	We do not provide guaranteed bonuses.

We further aligned the interest of our executive officers with our long-term investors by designing our equity compensation program to provide for future multi-year, performance-based equity awards that use relative total stockholder return as the main metric.
We do not provide for single trigger cash severance in connection with a change of control.
Impose a clawback policy with respect to incentive payments.	We will not pay dividends or distributions on unearned equity awards subject to performance-based vesting.
Follow robust stock ownership guidelines for our executives and directors.	We do not allow hedging or pledging of Company securities.
Consider and benchmark peer companies in establishing executive compensation.	We do not provide executive officers with additional qualified or nonqualified retirement benefits.
An independent compensation consultant is retained by the Compensation Committee.
2018 Say-on-Pay Vote
At our 2018 annual meeting, a non-binding, advisory resolution approving the compensation paid to our named executive officers, as disclosed in our proxy statement for our 2018 annual meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with 77% of the votes cast having been voted in favor of the proposal to approve such resolution. As required by SEC rules, the Compensation Discussion and Analysis in the proxy statement for our 2018 annual meeting included disclosure of compensation paid by our predecessor, NSAM, and therefore, the Compensation Committee generally did not consider this vote in determining compensation policies and decisions. The Compensation Committee continues to focus on structuring an executive compensation program with substantial and meaningful performance-based elements to maximize management and stockholder alignment.
Compensation Overview – General Philosophy and Objectives
The primary goal of our executive compensation program is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. The Compensation Committee oversees the compensation of our executive officers, including setting base salaries, awarding bonuses and making equity awards to our executive officers. The Compensation Committee also oversees the Company’s equity plans. The Compensation Committee’s goals are to design a compensation program that rewards, among other things, favorable stockholder returns, share appreciation, the Company’s key operating objectives, our Company’s competitive position within the real estate and investment management industries and each executive officer’s long-term career contributions to our Company. Our compensation incentives that are designed to further these goals have taken and may take the form of annual cash compensation (including bonuses) and equity awards, and long-term cash and equity incentives for our executive officers.
For the first time, beginning in 2017, the Compensation Committee adopted a formulaic approach to determining annual cash bonus awards to executive officers involving objective corporate financial metrics and subjective elements relating to personal performance targets, as opposed to a fully discretionary approach. For a description of the 2018 Annual Incentive Plan established by the Compensation Committee for 2018 cash bonuses, see “—Elements of Executive Officer Compensation and Benefits—Annual Cash Bonus—2018 Annual Incentive Plan Overview” below.
In addition, the Compensation Committee determined that, beginning with awards granted in 2018, the equity compensation paid by the Company to our named executive officers would be subject to performance-based, as well as time-based, vesting conditions (see “—Elements of Executive Officer Compensation and Benefits—Long-Term Incentive Equity Awards” below).
Equity awards granted by the Company and cash bonuses are based on target levels, including, for cash bonuses, certain operating performance targets, established in the first quarter of the prior year by our Compensation Committee. In addition, the amount of equity awards granted by the Company is dependent on the amount of equity awards granted to our executive officers by certain publicly-traded companies managed by us, which currently include NRE and CLNC, as discussed below in “—Elements of Executive Officer Compensation and Benefits—Long-Term Incentive Equity Awards.” Further, our Compensation Committee may decide to make additional awards to current executive officers and awards to new executive officers in order to attract and retain talented professionals.
The employment agreements with each of our current executive officers also provide the Compensation Committee with a framework in establishing compensation governance, policies and procedures for the Company (see “—Employment Agreements” below).
Process for Determining Compensation Awards
The Compensation Committee determines base salaries, target annual cash bonuses and long-term incentive equity awards and adopts an annual incentive plan, which establishes a formulaic approach to determining the amount of target cash bonuses to be paid, for executive officers.
The Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”), a nationally recognized independent consulting firm, to undertake a review of executive compensation, our peer group, relevant market data and to provide the Compensation Committee with an independent analysis and recommendations concerning executive compensation. FW Cook met with members of the Compensation Committee and management in separate meetings and calls regarding these matters.
During this evaluation period, to establish a framework for executive compensation for 2018, the Compensation Committee and FW Cook discussed cash bonus and long-term incentive equity award plans, including carefully evaluating details of equity compensation plans within the Company’s peer group and other relevant company published survey data. With respect to long-term incentive equity award plans, the Compensation Committee incorporates performance-based vesting to improve and further enhance the Company’s compensation plans. In addition, the Compensation Committee considers the Company’s performance and relative stockholder return, the amount of compensation payable, including annual incentive awards, to similarly-situated officers within our peer group, any stockholder vote on compensation and any other factors the Compensation Committee deems necessary or advisable in its discretion.
For purposes of guiding executive compensation, the Compensation Committee referred to the established company peer group for benchmarking purposes (see “—Peer Benchmarking” below).

With respect to certain executive officers, including our named executive officers, the Compensation Committee determined 2018 base salaries, considered target annual cash bonuses and long-term incentive equity awards and adopted a 2018 Annual Incentive Plan. The 2018 Annual Incentive Plan combines both objective and subjective measures for evaluating cash bonus compensation of executive officers. The amount of annual cash bonuses to be paid to our named executive officers for 2018 was determined by the Compensation Committee in the first quarter 2019 based on the achievement of the pre-established goals incorporated into the 2018 Annual Incentive Plan.
For long-term incentive equity awards, the Compensation Committee believes that a portion of such grants should vest solely on time-based vesting conditions with the remaining portion subject to a combination of time-based vesting and performance-based vesting (measured against the peer group approved by the Compensation Committee and based on a sliding scale of the target award). For 2018, 50% of the long-term incentive equity awards granted by the Company were subject to time-based vesting with the remaining 50% subject to a combination of time-based and performance-based vesting based on the Company’s relative total shareholder return versus a comparative peer group.
In February 2019, the Compensation Committee reviewed the terms of the long-term incentive equity awards granted by the Company for 2018 subject to performance-based vesting, and determined that the terms of such awards were not granted in accordance with the Compensation Committee’s original intention. As a result, on February 15, 2019, the Compensation Committee approved the modification of the 2018 CLNY performance-based award to move the commencement date of the performance period from March 1, 2018 (which was the date the Company released its 2018 quarter and year-end earnings) to March 15, 2018 (the grant date) and to lower the potential maximum payout opportunity from 200% to 125%. See “—Elements of Colony Capital Executive Officer Compensation and Benefits—Long-Term Incentive Equity Awards” below. For the 2019 CLNY performance-based awards and going forward, the Compensation Committee expects the potential maximum payout opportunity to be 200%.
In early 2019, the Compensation Committee determined the 2019 executive compensation program, as highlighted above in “—Executive Summary—Executive Compensation Outlook.” In addition, in early 2019, the Compensation Committee determined to have the Company grant 2019 long-term incentive equity awards based on pre-established targets and discussions with management and FW Cook.
Peer Benchmarking
In order to structure an effective executive compensation program, the Compensation Committee believes it is important to review the reasonableness and relative competitiveness of our executive compensation as compared to those of peer companies. In connection with adopting our executive compensation program for 2018, based on recommendations made by FW Cook and input from management, the Compensation Committee maintained the group of peer companies as determined by the Compensation Committee in 2017, which consists of companies similarly situated to our Company in terms of industry, line of business, scope and scale and market value.
In selecting a peer group, FW Cook first focused on organization size as measured by financial metrics and industry/sector emphasis as determined by Global Industry Classification Standard (“GICS”) codes. The financial criteria to target peers generally ranged from one-third to three times of our Company’s revenue, assets, market capitalization and enterprise value. GICS codes were selected to reflect our Company’s internalized management structure, embedded investment management business and industry verticals (e.g., healthcare, hospitality and industrial). The peer companies selected by the Compensation Committee met at least three of the established criteria, with limited exceptions for companies with a high comparability of business lines and high levels of competition for capital and employee talent. The resulting peer group companies consisted of REITs and alternative asset managers.

Our peer group for 2018 consisted of the following companies:

Company	GICS Sub-Industry
Apollo Global Management	Asset Management and Custody Banks
Ares Management	Asset Management and Custody Banks
Blackstone Group	Asset Management and Custody Banks
Brookfield Asset Management	Asset Management and Custody Banks
Carlyle Group	Asset Management and Custody Banks
CBRE Group	Real Estate Services
Duke Realty	Industrial REIT
HCP	Healthcare REIT
Hospitality Properties Trust(1)	Hotel and Resort REIT
Host Hotels & Resorts	Hotel and Resort REIT
Jones Lang LaSalle	Real Estate Services
Kennedy-Wilson	Real Estate Operating Companies
KKR & Co	Asset Management and Custody Banks
Oaktree Capital	Asset Management and Custody Banks
Prologis	Industrial REIT
Ventas	Healthcare REIT
W. P. Carey	Diversified REIT

(1)
In January 2019, based on recommendations by FW Cook, Hospitality Properties Trust was removed from our peer group for purposes of benchmarking executive compensation for 2019 due to a lack of compensation data as an externally managed REIT.

Elements of Executive Officer Compensation and Benefits
The following is a summary of the elements of the compensation program for our named executive officers. Our named executive officers’ total compensation is generally comprised of the following elements designed to complement each other:

•	annual base salary;

•	annual cash bonus;

•	long-term incentive equity awards;

•	incentive fee allocations; and

•	other benefits.
Annual Base Salary
Base salaries are designed to compensate our executive officers at a fixed level of compensation that is market competitive and commensurate with each executive’s skills, experience and contributions. In determining base salaries, our Compensation Committee considers a number of factors, including, among other factors, each executive officer’s role and responsibilities, qualifications and experience, past performance, unique skills, future potential with our Company, compensation paid for similar positions within our peer group (including other comparable companies, as applicable) and internal pay equity.
Effective upon the closing of the Merger, we assumed, among others, the employment agreements entered into by each of Messrs. Barrack, Saltzman, Tangen, Traenkle and Sanders with their former employer (as had been previously approved by independent members of the board of directors of such former employer) to continue in their respective capacities on behalf of our Company. In January 2019, the Company also entered into an employment agreement with Mr. Hedstrom, on terms substantially consistent with our other named executive officers (other than our Executive Chairman and Chief Executive Officer) and as described below in “—Employment Agreements—Employment Agreements with Other Named Executive Officers.” Each employment agreement provides for minimum annual base salaries for the respective named executive officer, which the Compensation Committee may determine to increase at its discretion.
The base salary for each of the named executive officers for 2018 was the same as it was for 2017 and, other than for Mr. Tangen, was equal to the minimum base salary negotiated with that executive officer in his employment agreement. In January 2019, the Compensation Committee approved an increase in base salary for Messrs. Tangen, Hedstrom, Traenkle, and Sanders as noted

below in recognition of the additional roles and responsibilities undertaken as well as to align such salaries with the peer group market median. The table below sets forth the base salaries of our named executive officers for the 2017 and 2018 years:

	Base Salary (1)
Named Executive Officer	2017	2018	Percentage Change (from 2017 to 2018)
Thomas J. Barrack, Jr.	$1,000,000	$1,000,000	0%
Darren J. Tangen	$475,000	$475,000	0%
Mark M. Hedstrom	$475,000	$475,000	0%
Kevin P. Traenkle	$472,000	$472,000	0%
Ronald M. Sanders	$432,000	$432,000	0%
Richard B. Saltzman	$800,000	$800,000	0%

(1)
For 2019, the annual base salaries for all of our current executive officers (other than Mr. Barrack) were increased as follows: Mr. Tangen - $550,000, Mr. Hedstrom - $500,000, Mr. Traenkle - $500,000, Mr. Sanders - $450,000.

(2)	In connection with Mr. Saltzman’s departure in November 2018, Mr. Saltzman did not receive his full year base salary in 2018.
Annual Cash Bonus
The annual bonus payment is designed to incentivize our executive officers at a variable level of compensation based on performance of both our Company and each individual. The Compensation Committee takes into account corporate goals, objectives and performance in determining the annual bonus payment.
Under their respective employment agreements, each of our named executive officers was eligible to receive a discretionary annual cash bonus for 2018. In March 2018, the Compensation Committee approved 2018 target cash bonuses that represented a 10% decrease from the 2017 target cash bonuses for such named executive officers. These approved targets, taken together with objective corporate financial metrics and subjective elements relating to personal performance targets described in the 2018 Annual Incentive Plan summary below, were the factors the Compensation Committee considered in determining the year-end cash bonus for all of our current executive officers, including our named executive officers (other than Mr. Saltzman), whose compensation is subject to the approval of the Compensation Committee.
2018 Annual Incentive Plan Overview
Under the 2018 Annual Incentive Plan, in order to determine the payout ratio of the previously approved target cash bonuses, the Compensation Committee applied (i) a 60% weighting across the following two corporate financial metrics: (a) Core FFO ex-gains (as defined below in “—Non-GAAP Financial Measures”), with a 45% weighting and (b) the amount of third-party capital raised, a key strategic objective for the Company, with a 15% weighting, and (ii) a 40% weighting to subjective elements, which were based on pre-established personal performance targets applicable to the responsibilities of the relevant executive officer.
The actual amount of our named executive officers’ 2018 annual cash bonuses under the 2018 Annual Incentive Plan was based on our achievement of the following performance goals based on Core FFO ex-gains of the Company, the amount of third party capital raised by the Company and its affiliates and individual goals and objectives:

PERFORMANCE AND PAY-OUT LEVEL(1)	CORE FFO EX-GAINS(2)	THIRD-PARTY CAPITAL RAISE	INDIVIDUAL GOALS & OBJECTIVES
150%	$0.70 per share or greater	$5.4 billion or greater	Varies by individual(3)
100%	$0.64 per share or greater	$3.9 billion or greater
0%	Less than $0.58 per share	Less than $2.4 billion

(1)	Linear interpolation applies for performance between the levels set forth below.

(2)	For the year ended December 31, 2018.

(3)
Individual goals & objectives generally related to areas of business focus for the Company during 2018 including, but not limited to, balance sheet optimization (e.g., acceleration of monetization of non-core assets, reducing leverage and upgrading credit profile), increasing organizational effectiveness (e.g., clarifying senior employee roles and responsibilities, and restoring market confidence), business simplification (e.g., reducing exposure to opportunistic and non-core investments and focusing on healthcare and hospitality segments), creating new managed investment vehicles (e.g., shifting to balance sheet light model), and enhancing operations (e.g., continuing to realize synergies, improving forecast and budget process and focusing on diversity initiatives).

For 2018, the objective financial metric performance hurdles that our named executive officers were required to achieve were established in connection with the Company’s budgeted operations for 2018. In addition, the 2018 third party capital raise target hurdle was approximately 44% higher than the amount of third party capital raised in 2017 to emphasize one of the Company’s key strategic objectives. While the results for the Core FFO ex-gains hurdle were minimally higher than the target performance level set forth at the beginning of 2018, the results for the third-party capital raise hurdle exceeded the target performance level set forth at the beginning of 2018 by approximately 28%.
For 2018, the individual goals component of the 2018 Annual Incentive Plan was based on specific, measurable goals and objectives, which varied by individual. These individual goals and objectives generally related to areas of business focus for the Company during 2018 including, but not limited to, balance sheet optimization (e.g., acceleration of monetization of non-core assets, reducing leverage and upgrading credit profile), increasing organizational effectiveness (e.g., clarifying senior employee roles and responsibilities, and restoring market confidence), business simplification (e.g., reducing exposure to opportunistic and non-core investments and focusing on healthcare and hospitality segments), creating new managed investment vehicles (e.g., shifting to balance sheet light model), and enhancing operations (e.g., continuing to realize synergies, improving forecast and budget process and focusing on diversity initiatives).
In addition, for 2018, the Compensation Committee and Mr. Barrack agreed to pay $1 million of Mr. Barrack’s cash bonus compensation earned pursuant to the subjective component of the 2018 Annual Incentive Plan in the form of long-term equity incentive equity awards, as described below. As a result, the average overall payout percentage of target cash bonuses pursuant to the 2018 Annual Incentive Plan for our executive officers was 108%.
In February 2019, the Compensation Committee determined the performance and payout levels that were achieved for our annual cash bonuses for 2018 based on available financial results for the corporate financial metrics component and based on recommendations by our Chief Executive Officer for the individual goals and objectives component. The following summarizes the performance and payout decisions made by the Compensation Committee for each of the performance goals established in the 2018 Annual Incentive Plan:

PERFORMANCE GOAL	WEIGHTINGS	MINIMUM (25%)	TARGET (100%)	MAXIMUM (150%)	ACTUAL PERFORMANCE	PAYOUT PERCENTAGE OF TARGET
Core FFO Ex-Gains	45.0%	$0.58 per share	$0.64 per share	$0.70 per share	$0.65	108.3%
Third Party Capital Raise	15.0%	$2.4 billion	$3.9 billion	$5.4 billion	$5.0 billion	138.8%
Individual Goals & Objectives	40.0%	Varies by individual (0 - 150%)(1)				107.6%(2)

(1)
The Compensation Committee determined that the payout percentage of target for the individual goals & objectives component was 120% for each of our named executive officers. However, for Mr. Barrack, the payout percentage of target for the individual goals & objectives component was effectively 61%, based on the agreement to pay $1 million of his cash bonus earned from the individual goals & objectives component in the form of long-term equity awards.

(2)
Represents the average payout percentage of target among our named executive officers (excluding Mr. Saltzman) and including the agreement to pay $1 million of Mr. Barrack’s cash bonus earned from the individual goals & objectives component in the form of long-term equity awards.

Based on these determinations, we paid the following amounts to our named executive officers as annual cash bonuses for 2018 based on the following overall payout percentage of the target opportunity for each of our named executive officers:

NAME	PAYOUT PERCENTAGE OF TARGET		2018 ANNUAL CASH BONUS
Thomas J. Barrack, Jr.	94%	(1)	$3,963,053
Darren J. Tangen	117%		$2,346,600
Mark M. Hedstrom	117%		$1,479,414
Kevin P. Traenkle	117%		$1,944,041
Ronald M. Sanders	117%		$1,323,130
Richard B. Saltzman(2)	n/a		n/a

(1)	Reflects the Compensation Committee and Mr. Barrack’s agreement to pay $1 million of his cash bonus earned from the individual goals & objectives component in the form of long-term equity awards.

(2)	In connection with Mr. Saltzman’s departure in November 2018, Mr. Saltzman was not entitled to receive the annual cash bonus under the 2018 Annual Incentive Plan.
Long-Term Incentive Equity Awards
In connection with the Merger, we assumed the equity incentive plan of NSAM, which remains in effect as the Colony Capital, Inc. 2014 Omnibus Stock Incentive Plan (the “CLNY Equity Incentive Plan”). The CLNY Equity Incentive Plan permits the Company to grant options to purchase shares of common stock, stock awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units (“LTIP units”) in our Operating Company, cash and other equity-based awards. Certain named executive officers of the Company, along with other eligible employees, directors and service providers are eligible to receive awards under the CLNY Equity Incentive Plan. Our Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of our personnel with those of our stockholders, by allowing such personnel to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards will, in part, vest based solely on time-based vesting conditions with the remaining portion subject to a combination of time-based and performance-based vesting conditions (measured against the peer group approved by the Compensation Committee and based on a sliding scale of the target award), each of which is designed to promote retention and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to attract, motivate and retain talented individuals providing services for the benefit of the Company.
The Compensation Committee approved the following long-term incentive equity award grants to our named executive officers for 2018. The actual number of shares or restricted stock units, as applicable, granted pursuant to each type of award was based on the dollar amount of the award divided by the closing price of our Class A common stock on the third business day following the release of the Company’s earnings for the year ended December 31, 2017.

	CLNY Time-Based Award ($)	CLNY Performance-Based Award ($)	CLNY Total Long-Term Incentive Equity Award ($)	% of CLNY Total Long-Term Incentive Equity Award
NAME				Time-Based	Performance-Based
Thomas J. Barrack, Jr.	1,866,604	1,866,604	3,733,208	50%	50%
Darren J. Tangen(1)	559,872	559,872	1,119,744	50%	50%
Mark M. Hedstrom	579,176	579,177	1,158,353	50%	50%
Kevin P. Traenkle	461,509	461,509	923,018	50%	50%
Ronald M. Sanders	468,218	468,219	936,437	50%	50%
Richard B. Saltzman	1,396,949	1,396,950	2,793,899	50%	50%

(1)
Amounts exclude a $5 million one-time award granted to Mr. Tangen by the Company in March 2018 in connection with his upcoming new role and increased responsibilities, 50% of which is subject to time-based vesting with the remaining 50% subject to performance-based vesting, each on the same terms as the CLNY time-based awards and CLNY performance-based awards granted for 2018 performance.

The CLNY time-based award for 2018 performance was issued in shares of our restricted Class A common stock and vests annually over a three-year period, subject to continued employment. The CLNY performance-based award for 2018 performance was issued in restricted stock units and has a three-year performance period (March 15, 2018 to March 14, 2021) with payout opportunity ranging from zero to 125% of the target value, depending on the relative total stockholder return performance of our company as compared to the following 17 peer companies:

Apollo Global Management	Host Hotels & Resorts
Ares Management	Jones Lang LaSalle
Blackstone Group	Kennedy-Wilson
Brookfield Asset Management	KKR & Co
Carlyle Group	Oaktree Capital
CBRE Group	Prologis
Duke Realty	Ventas
HCP	W. P. Carey
Hospitality Properties Trust
Recipients of the 2018 CLNY performance-based award will not be entitled to receive distributions or distribution equivalents before performance-based vesting has occurred. The restricted stock units issued as the 2018 CLNY performance-based award will convert into shares of our Class A common stock if and when earned. The 2018 CLNY performance-based award is generally conditioned on continued employment by the recipient.
In February 2019, the Compensation Committee reviewed the terms of the 2018 CLNY performance-based award, and determined that the terms of such awards were not granted in accordance with the Compensation Committee’s original intention. Specifically, the beginning stock price measurement period straddled the Company’s March 1, 2018 earnings release, which was a period of significant volatility in the Company’s stock price. The Compensation Committee’s intention had been to begin the measurement period such that the beginning measurement price reflected the Company’s stock price at or around the date of the award issuance on March 15, 2018. In connection with such determination, on February 15, 2019, the Compensation Committee approved the modification of the terms of all of such recipients’ corresponding performance award agreements to move the commencement of the performance period from March 1, 2018 (which was the date the Company released its 2018 quarter and year-end earnings) to the date that the award was granted (March 15, 2018), which occurred after the period of significant volatility in our stock price, and reduced the potential maximum shares issuable upon the final vesting of the award from 200% to 125%. With this modification, the

Compensation Committee believes that it was able to correct an oversight in the documentation of these awards and comply with the framework it intends to use for the performance period commencement date for future performance-based equity awards. In making this modification, the Compensation Committee took into consideration that the impact of the modification to the fair value of such performance-based awards was minimal and believes that the award recipients were not gaining an economic benefit from this modification, as the award recipients may ultimately lose value with the modification by giving up a substantial portion of the maximum payout opportunity.
For 2019 CLNY performance-based awards and going forward, the Compensation Committee expects the potential maximum payout opportunity to be 200%.
Equity Awards Granted by Managed Companies
In addition to the long-term equity incentive awards granted by the Company, beginning in 2018, our named executive officers receive equity awards from our publicly-traded managed companies, which currently include CLNC and NRE. The CLNC and NRE equity awards are approved by CLNC’s and NRE’s respective compensation committees and granted directly by CLNC and NRE to each of our named executive officers. The amount of equity awards granted by publicly-traded managed companies are considered by the Compensation Committee in determining the amount of equity awards to be granted by the Company, such that the aggregate of all awards received by our named executive officers from the Company and publicly-traded managed companies are equal to the Compensation Committee’s final payout determinations based on its pre-established long-term equity incentive award targets.
The vesting conditions on equity awards granted by publicly-traded managed companies are determined by the compensation committee of the particular company. For 2018, the equity awards granted by CLNC were subject to time-based vesting conditions, and the equity awards granted by NRE consisted of 60% time-based awards and 40% performance-based awards. The CLNC and NRE time-based awards vest annually over a three-year period. For the NRE performance-based awards, 50% vest if and to the extent that NRE’s total shareholder returns over a three-year period (beginning March 1, 2018) exceeds specific hurdles (the “NRE Absolute TSR Performance-Based Award”) and the other 50% vest based on NRE’s relative total stockholder return performance over a three-year period (beginning March 1, 2018) as compared to the MSCI US REIT Index (the “NRE Relative TSR Performance-Based Award”), and in each case, with payout opportunity ranging from zero to 200% of the target value and subject to continuing employment. The actual number of shares or restricted stock units, as applicable, granted pursuant to each type of award was based on the dollar amount of the award divided by the closing stock price of CLNC and NRE, as the case may be, on March 5, 2018.

	NRE 2018 Equity-Based Awards				CLNC 2018 Equity-Based Awards ($)
NAME	NRE Time-Based Award ($)	NRE ATSR Performance-Based Award ($)	NRE Relative Performance-Based Award ($)	NRE Total Equity-Based Award ($)		Total Managed Company 2018 Equity-Based Awards ($)	% of Total 2018 CLNY/NRE/CLNC Equity-Based Awards
Thomas J. Barrack, Jr.	179,443	59,815	59,815	299,073	2,167,723	2,466,796	40%
Darren J. Tangen	53,822	17,941	17,941	89,704	650,176	739,880	40%
Mark M. Hedstrom	55,679	18,559	18,559	92,797	672,599	765,396	40%
Kevin P. Traenkle	64,547	21,516	21,516	107,579	1,199,603	1,307,182	59%
Ronald M. Sanders	45,011	15,004	15,004	75,019	543,745	618,764	40%
Richard B. Saltzman	134,294	44,764	44,764	223,822	1,622,282	1,846,104	40%
Incentive Fee Allocations
The Company may earn incentive fees from its managed private funds, traded and non-traded REITs and investment companies. Incentive fees are determined based on the performance of the investment vehicles subject to the achievement of minimum return hurdles in accordance with the terms set out in the respective governing agreements. A portion of the incentive fees earned by the Company is allocated to senior management, investment professionals and certain other employees of the Company, generally at 50%, consistent with market terms. Because the amount payable pursuant to the incentive fees is directly tied to the applicable vehicle’s performance, we believe that incentive fee allocations promote a strong alignment of interests between the investors in those funds and our named executive officers, and in turn, benefits our stockholders. As the Company continues to focus on growth in its investment management business as a key strategic objective, it is expected that incentive fee allocations may become a more significant portion of executive compensation in the future. Individual incentive fee allocations to our executive officers are approved by the Compensation Committee and based on recommendations made by management. The investment fee allocation is subject to certain time-based vesting conditions. Amounts paid to our named executive officers in respect of incentive fee allocations are disclosed in the “All Other Compensation” column in the Summary Compensation Table.

Other Benefits
The Company provides a comprehensive benefits program to executives, including our named executive officers, which mirrors the program offered to our other employees. These benefits include, among others things, a 401(k) plan with matching contributions from the Company equal to 100% of the first 2% of employee contributions plus 50% of the next 3% of employee contributions and health and welfare benefits. Our named executive officers participate on the same terms as other employees under these plans. The Company may also provide, from time to time, certain perquisites to our named executive officers, including pursuant to the terms of their employment agreements (see “—Employment Agreements” below). Refer to “Executive Compensation and Other Information—Compensation of Executive Officers—Summary Compensation Table” for additional information.
Colony Capital Clawback Policy
With respect to compensation for our executive officers following the Merger, the Compensation Committee adopted a clawback policy which may require the repayment or forfeiture of incentive payments to an executive officer on the basis of our performance in the event that (i) there may be a restatement of our financial statements filed with the SEC and a lower payment would have been made to the executive officer based upon the restated financial results, or (ii) it may be subsequently determined that the achievement of a performance goal (other than financial results covered in (i)) was not met or was only met at a level that would have resulted in a lower payment to the executive officer and such executive officer knowingly provided inaccurate information that caused the incorrect determination and was terminated for cause. Pursuant to this clawback policy, with respect to compensation payments made following the Merger, our Board may require the repayment or forfeiture of the amount by which any of the individual executive officer’s incentive payments received during the three-year period preceding either the publication of the restated financial statements or the determination that achievement was not met (or only met at a lower level), respectively, exceeded the lower payment that would have been made based on the restated financial statements or such determination.
Colony Capital Stock Ownership Guidelines
Our Compensation Committee adopted minimum equity ownership guidelines for our executive officers. Pursuant to these guidelines, such executive officers are expected to own an aggregate number of shares of common stock, restricted stock units of Colony Capital or common membership units in our Operating Company (“OP Units”) or LTIP units, whether vested or not, with an aggregate market value as follows:

Title	Guideline
Executive Chairman and Vice Chairman	A multiple of 6X base salary in effect from time-to-time
Chief Executive Officer and President	A multiple of 6X base salary in effect from time-to-time
Chief Financial Officer	A multiple of 4X base salary in effect from time-to-time
Chief Investment Officer	A multiple of 4X base salary in effect from time-to-time
Chief Operating Officer	A multiple of 4X base salary in effect from time-to-time
Other Executive Officers	A multiple of 3X base salary in effect from time-to-time
For purposes of determining compliance with these guidelines, equity that remains subject to performance-based vesting conditions (i.e., vesting based on the satisfaction of criteria other than, or in addition to, continued employment) is not counted. Ownership includes shares or units owned: (a) by such person directly or indirectly through a broker or other nominee holder; (b) by such person’s immediate family members sharing such person’s household; (c) by trusts for the benefit of such person or such person’s immediate family members; (d) by entities controlled by such person and/or such person’s spouse and of which a majority of the equity interests are owned by such person or such person’s immediate family members; or (e) in a 401(k) plan, individual retirement account or employee stock purchase or deferred compensation plan.
Compliance with these guidelines is measured as of the end of each fiscal year and, for any executive officer who did not hold such position as of the date these guidelines were adopted, compliance will first be measured as of the end of the fifth full fiscal year following the year in which such officer was initially appointed to such position.
Employment Agreements
The Company has employment agreements with Messrs. Barrack, Tangen, Hedstrom, Traenkle and Sanders, which set forth the terms and conditions of their roles with, and their oversight and management of the day-to-day business operations, of the Company. Other than Mr. Hedstrom’s employment agreement which was entered into in January 2019, each of these agreements was assumed by the Company in connection with the Merger. Below is a summary of the terms of these employment agreements.

In connection with Mr. Barrack’s appointment in November 2018 as our Chief Executive Officer (in addition to his role as Executive Chairman), the Company entered into a second amendment to its employment agreement with Mr. Barrack effective as of March 1, 2019, primarily to reflect his additional role and responsibilities. Mr. Barrack’s employment agreement, as well as the second amendment, is described below under “—Employment Agreement with Thomas J. Barrack, Jr.” In addition, in connection with entering into the second amendment, the Company granted Mr. Barrack a one-time equity grant in the amount of $7.0 million subject to both time- and performance-based vesting conditions over a three year period. The one-time equity grant provides the opportunity to earn up to 100% of the target amount of such award if and upon vesting at the end of the three year period.
In addition, on December 18, 2018, we entered into a Separation Agreement and Release of Claims (the “Separation Agreement”) with Richard B. Saltzman in connection with Mr. Saltzman no longer serving as the Company’s President and Chief Executive Officer effective November 5, 2018 or as a member of our Board. See “—Separation Agreement with Richard B. Saltzman” below.
Employment Agreement with Thomas J. Barrack, Jr.
Mr. Barrack’s employment agreement sets forth the terms and conditions of Mr. Barrack’s service as our Executive Chairman and Chief Executive Officer. The agreement initially became effective on April 2, 2015 and had an initial term of five years following such date, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. An amendment to the agreement was entered into on June 2, 2016, effective upon the closing of the Merger. In addition, a second amendment to the agreement was entered into and became effective as of March 1, 2019, which, among other things extended the initial term from April 2, 2020 to March 1, 2023, which is the third anniversary of the second amendment effective date, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal.
The agreement provides that, in his role as our Chief Executive Officer, Mr. Barrack will have such duties and responsibilities commensurate with such position and have management oversight, either directly or through his direct reports, over each of the Company’s principal business segments as of the second amendment effective date. In his role as our Executive Chairman, Mr. Barrack will perform duties and provide services to us that are reasonably consistent with those he provided to Colony prior to the Merger. The agreement further provides that Mr. Barrack will devote substantially all of his business time and attention to the performance of his duties to us, but will be permitted to perform duties for Colony Capital Holdings, LLC and its affiliates and engage in certain other outside activities, so long as those duties and activities do not unreasonably interfere with the performance of his duties to us.
In addition, the agreement provides that Mr. Barrack’s principal place of business during the term of the agreement will generally be in Los Angeles, California. However, the agreement provides that, if Mr. Barrack is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than Los Angeles, California, and Mr. Barrack determines to relocate his principal place of residence to a city in proximity to that other location, then we will pay for all reasonable relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the Board’s approval, not to be unreasonably withheld.
The agreement further provides that Mr. Barrack will receive an annual base salary of not less than $1,000,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $4,000,000, which may be based on achievement of reasonable performance measures established by the Board (or a committee thereof). In addition, Mr. Barrack will also be eligible to receive annual grants of equity-based awards with a target value initially set at 350% of his base salary, subject to annual review by the Board (or a committee thereof). The second amendment also provided that, beginning in 2019, at least 50% of such grant by the Company will vest based on time-based vesting conditions in no more than three equal annual installments and up to 50% will vest subject to both time-based and performance-based vesting conditions over a vesting period no longer than three years. The portion of any such annual equity-based grant subject, in part, to performance-based vesting conditions will be structured to provide an additional opportunity to earn up to 200% of the target amount of such award in the event the performance thresholds established by the Board (or committee thereof) are met.
Mr. Barrack will also continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to Mr. Barrack prior to the effective date of his employment agreement, and will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with Mr. Barrack. Mr. Barrack will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that he was entitled to immediately prior to the effective date of his employment agreement, each as described in the agreement.
The agreement provides that, if Mr. Barrack’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described below), and Mr. Barrack executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, (v) the continuation of certain benefits for 24 months following termination, and (vi) full vesting of all equity-based awards of the company, carried interests and other like compensation that he holds, to the extent unvested upon his termination. In addition, the second amendment provides that, for 18 months following the date of such termination, Mr. Barrack will receive continued use of his office and the services of a personal assistant, in each case, commensurate with those provided prior to the date of termination and the continued use of the Company’s corporate jet (if any) for personal use for which Mr. Barrack must reimburse the Company for the cost of any such use on the same terms as in effect prior to the date of termination
The agreement also provides that if Mr. Barrack provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (ii) a pro-rated target bonus for the year of termination, and (iii) if such termination occurs upon his retirement on or after his attainment of age 72, full vesting of all equity-based awards of the Company, carried interests and other like compensation that he holds, to the extent unvested upon his termination.
In addition, the employment agreement, as amended by the second amendment, provides for a full vesting of all of Mr. Barrack’s equity-based awards of the Company, carried interests and other like compensation that he holds, to the extent unvested upon a change in control (as such term is defined in the CLNY Equity Incentive Plan).
For purposes of the agreement, “good reason” means, in summary, (i) a material diminution in Mr. Barrack’s duties, authority or responsibilities (including failing to maintain Mr. Barrack as a member of the Board) or causing Mr. Barrack to no longer report to the Board or a diminution in his title, (ii) a reduction in Mr. Barrack’s base salary, target annual cash bonus or target annual equity incentive grant then in effect, (iii) a 25-mile relocation of Mr. Barrack’s principal place of business, or (iv) a material breach of the agreement by us.
If any payments to be made to Mr. Barrack, whether under the agreement or otherwise, would subject Mr. Barrack to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Barrack receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.
The agreement, through a restrictive covenant agreement included as an exhibit to the agreement, also provides that Mr. Barrack will not, subject to certain listed exceptions for permitted and personal activities, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during his employment with us and for the one-year period following the termination of his employment with us unless his employment is terminated by us without cause (as defined in the agreement and including non-renewal of the agreement by us), by Mr. Barrack for “good reason” (as defined in the agreement and described above), or by us or Mr. Barrack following a change in control (as such term is defined in the CLNY Equity Incentive Plan). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Barrack and us to disparage the other.
Employment Agreements with Other Named Executive Officers
These employment agreements provided for an initial term of three years, for Messrs. Tangen, Traenkle and Sanders, which began on April 2, 2015, and one year, for Mr. Hedstrom, which began on January 1, 2019, with each initial term subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. Each agreement requires that the executive will devote his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of the executive’s duties to us.
The agreements provide for the payment of a specified base salary to each executive, which is equal to no less than $447,000 for Mr. Tangen, $475,000 for Mr. Hedstrom, $472,000 for Mr. Traenkle and $432,000 for Mr. Sanders. In January 2019, the Compensation Committee approved an increase in base salary for Mr. Tangen to $550,000 from $475,000 (which had previously been increased from $447,000 to $475,000 in March 2017), to align Mr. Tangen’s salary with the peer group market median and in consideration of his appointment as our President effective November 2018. In addition, in January 2019, the Compensation Committee approved increases in the base salaries for Messrs. Hedstrom, Traenkle and Sanders from the amounts stated in their respective employment agreements to $500,000, $500,000 and $450,000, respectively, to align salaries with the peer group market median. The agreements also provide that each executive will be eligible to receive an annual cash bonus with a target amount initially set at $1,300,000 for Mr. Tangen, $1,261,000 for Mr. Hedstrom, $1,575,000 for Mr. Traenkle and $1,062,500 for Mr. Sanders and annual grants of equity-based awards with a target value initially set at $1,000,000 for Mr. Tangen, $1,924,000 for Mr. Hedstrom, $990,000 for Mr. Traenkle and $680,000 for Mr. Sanders, with such amounts subject to annual review by the Board (or a committee thereof). In addition, the executives will continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to them prior to the effective date of such employment agreements and to be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with the applicable executive. The executives will be eligible to participate in certain of our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that the executives were entitled to receive immediately prior to the effective date of such employment agreements.
The agreements provide that if the executive’s employment is terminated by us without “cause” (as defined in the agreements and including non-renewal of the employment agreements by us) or by the executive for “good reason” (as defined in the agreement and described below), and the executive executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, for Mr. Hedstrom, if any such termination of employment occurs prior to the executive receiving his annual bonus in respect of calendar year 2021, then his target annual bonus), (ii) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, and (v) full vesting of all equity-based awards of the company, carried interests and other like compensation that he holds, to the extent unvested upon his termination.
The agreements provide that if an executive provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, and (ii) a pro-rated target bonus for the year of termination.
For purposes of the agreements, “good reason” includes, in summary, (i) a material diminution in the executive’s duties, authority or responsibilities or a diminution in the executive’s title or position; provided, that, for Mr. Hedstrom, “good reason” shall not occur if he retains either the title of Chief Operating Officer or Chief Financial Officer and there is no diminution in his duties, authority or responsibilities with respect to such retained title, (ii) a requirement that the executive report to any person other than our Chief Executive Officer or Executive Chairman, (iii) a reduction in the executive’s base salary, target annual cash bonus or target annual equity incentive grant then in effect, (iv) a 25-mile relocation of the executive’s principal place of business or, for Mr. Hedstrom, in the case of more than one location, a 25-mile relocation of each such location, or (v) a material breach of the agreement by us.
The agreements include a provision providing that if any payments to be made to the executive, whether under the agreement or otherwise, would subject the executive to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in the executive receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.
In addition, the agreements, through a restrictive covenant agreement that is included as an exhibit to the agreements, provide that the executives will not, subject to certain exceptions, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during their employment with us and for the one-year period following the termination of their employment with us unless their employment is terminated by us without cause (as defined in the agreement and including non-renewal of the employment agreement by us) or by the executive for “good reason” (as defined in the agreement and described above). The agreements contain covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of the executives and us to disparage the other.
Separation Agreement with Richard B. Saltzman
Mr. Saltzman’s employment agreement, dated December 23, 2014, set forth the terms and conditions of Mr. Saltzman’s service as our Chief Executive Officer and President. On December 23, 2018, the Company and Mr. Saltzman entered into the Separation Agreement, which provided for his separation from us effective as of November 5, 2018. Pursuant to the Separation Agreement, Mr. Saltzman received the benefits and payments provided for in his employment agreement consisting of (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a pro-rated target bonus for the year of termination, (iii) continued medical, dental and vision benefits at active employee rates for 24 months following November 5, 2018 (the “Separation Date”), and (iv) full vesting of all equity-based awards of the Company, carried interests and other like compensation that he holds to the extent unvested on the Separation Date. In addition, under the Separation Agreement, if during the period beginning on the Separation Date and ending on the earlier of November 5, 2021 and the date on which Mr. Saltzman no longer serves on NRE’s board of directors (the “NRE Board”), Mr. Saltzman does not receive compensation from NRE for his service on the NRE Board, the Company will pay Mr. Saltzman cash payments in an amount that the Company determines in good faith to be substantially equivalent to the amount of cash and equity compensation that the other members of the NRE Board receive for service during such period and the time in which such compensation is received and/or vests. Further, pursuant to the Separation Agreement, the Company has agreed to grant Mr. Saltzman a number of NRE shares equal to his unvested NRE shares held immediately prior to the Separation Date to the extent such unvested shares are forfeited for any reason following the Separation Date.

Mr. Saltzman has also agreed to resign as a director of CLNC or NRE upon the written request of the Company made prior to November 5, 2021.
See “Executive Compensation and Other Information” and the related compensation tables for information regarding the payments made to Mr. Saltzman in connection with the Separation Agreement.
Non-GAAP Financial Measures
We refer to non-GAAP financial measures within this Proxy Statement. The below provides definitions for these measures.
Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with generally accepted accounting principles (“GAAP”), excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.
The Company computes core funds from operations (“Core FFO”) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses and foreign currency remeasurements; (viii) acquisition and merger related transaction costs; (ix) merger integration and restructuring costs; (x) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (xi) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xii) non-real estate depreciation and amortization; (xiii) change in fair value of contingent consideration; and (xiv) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in CLNC and NRE represented its percentage interest multiplied by CLNC’s Core Earnings and NRE’s Cash Available for Distribution (“CAD”), respectively. CLNC’s Core Earnings reflect adjustments to GAAP net income to exclude impairment of real estate and provision for loan losses. Such impairment and losses may ultimately be realized, in part or in full, upon a sale or monetization of the related asset or loan and such realized loss would be reflected in CLNC’s Core Earnings and, as a result, the Company’s Core FFO. Refer to CLNC’s and NRE's respective filings with the SEC for the definition and calculation of Core Earnings and CAD.
FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.
The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance.
Core FFO ex-gains
The Company computes Core FFO ex-gains by adjusting Core FFO to exclude gains and losses from the Company’s Other Equity and Debt segment and the Company’s interest in CLNC and only include the portion of placement fees paid in cash.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation of Executive Officers

This section provides information regarding the compensation that we paid to our named executive officers during the fiscal year ended December 31, 2018.

Summary Compensation Table
The following table shows the compensation for each of our named executive officers, in accordance with Item 402(c) of Regulation S‑K, in effect as of December 31, 2018.

Name	Year(1)	Salary ($)	Bonus ($)	Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total Compensation ($)
Thomas J. Barrack Jr.	2018	$1,000,000	$—	$3,521,957		$3,963,053	(3)	$40,656	(4)	$8,525,666
Executive Chairman	2017	$1,000,000	$—	$—		$2,389,829		$30,650	(5)	$3,420,479
	2016	$—	$—	$—		$—		$—		$—
Darren J. Tangen	2018	$475,000	$—	$5,773,438	(6)	$2,346,600		$48,316	(4)	$8,643,354
President and former Chief Financial Officer	2017	$475,000	$—	$—		$885,788		$29,322	(5)	$1,390,110
	2016	$—	$—	$—		$—		$—		$—
Mark M. Hedstrom	2018	$475,000	$—	$1,092,806		$1,479,414		$42,717	(4)	$3,089,937
Chief Financial Officer and Chief Operating Officer	2017	$475,000	$—	$—		$768,552		$29,772	(5)	$1,273,324
	2016	$—	$—	$—		$—		$—		$—
Kevin P. Traenkle	2018	$472,000	$—	$870,791		$1,944,041		$49,352	(4)	$3,336,184
Chief Investment Officer	2017	$472,000	$—	$—		$1,009,632		$29,322	(5)	$1,510,954
	2016	$—	$—	$—		$—		—		$—
Ronald M. Sanders	2018	$432,000	$—	$883,446		$1,323,130		$42,250	(4)	$2,680,826
Chief Legal Officer	2017	$432,000	$—	$—		$687,128		$23,326	(5)	$1,142,454
	2016	$—	$—	$—		$—		$—		$—
Richard B. Saltzman	2018	$711,222	$—	$2,635,796	(7)	$—	(8)	$11,245,970	(4)	$14,592,988
Former Chief Executive Officer and President	2017	$800,000	$—	$—		$1,423,727		$30,822	(5)	$2,254,549
	2016	$—	$—	$—		$—		—		$—

(1)
For periods prior to the Merger (January 10, 2017), reflects compensation paid by our predecessor, NSAM. As none of our named executive officers were officers or employed by NSAM prior to the Merger, they did not receive any compensation from NSAM prior to the Merger.

(2)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were granted to our named executive officers. The awards in this column include grants of (i) restricted shares of Class A common stock, which vests in three annual installments beginning on March 15, 2019, subject to the executive’s continued employment with us or any of its subsidiaries through the applicable vesting dates; and (ii) restricted stock units which remain subject to the achievement of cumulative performance goals for a three-year period ending March 14, 2021 (see “Compensation Discussion and Analysis—Elements of Executive Officer Compensation and Benefits—Long-Term Incentive Awards” for a discussion regarding the performance period for these awards) and are subject to the executive’s continued employment with us or any of its subsidiaries through such date. The fair value of the restricted shares of our Class A common stock was determined based on our stock price on the grant date. A discussion of the assumptions used in calculating the grant date fair value of the restricted stock units is set forth in Note 2 and Note 21 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. As required by SEC rules, the amounts shown in the Summary Compensation Table for the restricted stock units that are subject to performance conditions are based upon the probable outcome on the grant date, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. If we assumed that all of the performance goals and time vesting for the restricted stock units would be achieved at the grant date, the value of the awards at the grant date would have been as follows: Thomas J. Barrack, Jr.-$3,209,805; Darren J. Tangen-$5,261,737; Mark M. Hedstrom-$995,950; Kevin P. Traenkle-$793,612; Ronald M. Sanders-$805,146; and Richard B. Saltzman-$2,402,185. With the restricted stock unit award modification in February 2019, which reduced the maximum payout of such awards from 200% to 125%, and if we assumed that all of the performance goals and time vesting for the performance-based restricted stock units would be achieved at the grant date, the value of the awards at the grant date would have been as follows: Thomas J. Barrack, Jr. -$2,006,128; Darren J. Tangen-$3,288,585; Mark M. Hedstrom-$622,469; Kevin P. Traenkle-$496,008; Ronald M. Sanders-$503,216; and Richard B. Saltzman-$1,501,365.

(3)
Reflects the Compensation Committee and Mr. Barrack’s agreement to pay $1 million of his cash bonus earned from the individual goals & objectives component of the 2018 Annual Incentive Plan in the form of long-term equity awards.

(4)
Represents (i) $15,540, $13,598, $7,770, $13,598, $13,598 and $11,655 paid to Messrs., Barrack, Tangen, Hedstrom, Traenkle, Sanders, and Saltzman, respectively, in respect of incentive fee allocations, (ii) matching contributions in connection with the Company’s 401(k) plan, the standard Company-paid portion of premiums toward the cost of health coverage under our group health insurance plan, premiums toward the cost of our standard life insurance coverage, and, for Messrs. Tangen and Traenkle, certain club dues, and (iii) for Mr. Saltzman, $11,245,970 in severance payments pursuant to his employment agreement and the Separation Agreement. See the Termination/Change of Control Table below for additional information regarding Mr. Saltzman’s severance payments.

(5)
Represents matching contributions in connection with the Company’s 401(k) plan, the standard Company-paid portion of premiums toward the cost of health coverage under our group health insurance plan, premiums toward the cost of our standard life insurance coverage, and, for Mr. Barrack, an auto allowance.

(6)	For Mr. Tangen, 82% of the stock awards represent a one-time grant. See “Compensation Discussion and Analysis—Elements of Executive Officer Compensation and Benefits—Long-Term Incentive Awards.”

(7)
In connection with the Separation Agreement, Mr. Saltzman was entitled to full vesting of all equity-based awards of the Company, carried interests and other like compensation that he held to the extent unvested on the Separation Date. See “Option Exercises and Stock Vested in 2018” table below for information regarding the vesting of his equity awards pursuant to the Separation Agreement.

(8)
As a result of Mr. Saltzman’s departure, Mr. Saltzman did not receive an annual cash bonus under the 2018 Annual Incentive Plan. Pursuant to Mr. Saltzman’s employment agreement and the Separation Agreement, Mr. Saltzman was entitled to receive, as a portion of his severance payments, a pro-rated target bonus for 2018 in the amount of $2,160,986, which is included in the “All Other Compensation” column of this Summary Compensation Table. See the Termination/Change of Control Table below for additional information regarding Mr. Saltzman’s severance payments.

2018 Grants of Plan-Based Awards Table
The following table provides information about awards granted in 2018 to each of our named executive officers. All of the awards referenced below were made pursuant to the CLNY Equity Incentive Plan. There were no options in 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value ($)
Name	Grant Date	Threshold ($)	Target (1) ($)	Maximum ($)	Threshold (#)	Target(2) (#)	Maximum(2)(3) (#)	Stock or Units (4) (#)
Thomas J. Barrack Jr.	3/15/2018	—	—	—	—	—	—	315,305(5)	1,917,054
	3/15/2018	—	—	—	—	315,305(6)	394,131	—	1,604,902
	3/19/2018	—	4,230,000	—	—	—	—	—	—
Darren J. Tangen	3/15/2018	—	—	—	—	—	—	94,573(5)	575,004
	3/15/2018	—	—	—	—	94,573(6)	118,216	—	481,376
	3/15/2018	—	—	—	—	—	—	422,297(7)	2,567,566
	3/15/2018	—	—	—	—	422,297(8)	527,871	—	2,149,492
	3/19/2018	—	2,000,000	—	—	—	—	—	—
Mark M. Hedstrom	3/15/2018	—	—	—	—	—	—	97,834(5)	594,831
	3/15/2018	—	—	—	—	97,834(6)	122,293	—	497,975
	3/19/2018	—	1,261,000	—	—	—	—	—	—
Kevin P. Traenkle	3/15/2018	—	—	—	—	—	—	77,958(5)	473,985
	3/15/2018	—	—	—	—	77,958(6)	97,448	—	396,806
	3/19/2018	—	1,657,000	—	—	—	—	—	—
Ronald M. Sanders	3/15/2018	—	—	—	—	—	—	79,091(5)	480,873
	3/15/2018	—	—	—	—	79,091(6)	98,864	—	402,573
	3/19/2018	—	1,128,000	—	—	—	—	—	—
Richard B. Saltzman	3/15/2018	—	—	—	—	—	—	235,971(5)	1,434,704
	3/15/2018	—	—	—	—	235,971(6)	294,964	—	1,201,092
	3/19/2018	—	2,520,000	—	—	—	—	—	—

(1)
Represents the target cash bonuses approved by the Compensation Committee on March 19, 2018 under the 2018 Annual Incentive Plan. For information about the amounts actually earned by each of our named executive officers under the 2018 Annual Incentive Plan, please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Amounts are considered earned in fiscal year 2018, although they were not paid until 2019. For additional information about the 2018 Annual Incentive Plan, see “Compensation Discussion and Analysis—Elements of Executive Officer Compensation and Benefits—Annual Cash Bonus—2018 Annual Incentive Plan Overview.”

(2)
Represents awards of restricted stock units, which are subject to vesting based on the achievement of performance goals for the three-year period ending March 14, 2021 and, other than for Mr. Saltzman as a result of the Separation Agreement, continued employment through such date. Dividends are accrued with respect to these equity awards, and are paid only if and when the restricted stock units are earned. For additional information about the 2018 performance-based awards, see “Compensation Discussion and Analysis—Elements of Executive Officer Compensation and Benefits—Long-Term Incentive Equity Awards.”

(3)
The amounts shown reflect the February 2019 modification to the restricted stock units, which reduced the maximum payout percentage from 200% to 125% and moved the commencement date of the three-year performance period to March 15, 2018 (the grant date). See “Compensation Discussion and Analysis—Colony Capital Compensation Overview—General Philosophy and Objectives—Process for Determining Compensation Awards.” Prior the award modification, the maximum estimated future payouts to our named executive officers would have been as follows: Thomas J. Barrack, Jr.-630,610; Darren J. Tangen-189,146 and 844,594; Mark M. Hedstrom-195,668; Kevin P. Traenkle-155,916; Ronald M. Sanders-158,182; and Richard B. Saltzman-471,942.

(4)
Represents awards of restricted shares of our Class A common stock, which are subject to time-based vesting in three equal installments beginning on March 15, 2019 and, other than for Mr. Saltzman as a result of the Separation Agreement, subject to continued employment. Dividends are paid currently with respect to these equity awards prior to vesting, including all dividends with a record date on or after March 15, 2018.

(5)	Represents the 50% of the long-term equity incentive award for 2018 granted to our named executive officers that are subject to the time-based vesting conditions described in Footnote (4) above.

(6)
Represents the 50% of the long-term equity incentive award for 2018 granted to our named executive officers that are subject to the performance-based vesting conditions described in Footnote (2) above.

(7)	Represents a one-time award that is subject to the time-based vesting conditions described in Footnote (4) above.

(8)	Represents a one-time award that is subject to the performance-based vesting conditions described in Footnote (2) above.

Outstanding Equity Awards at Fiscal Year End 2018
The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2018 with respect to our named executive officers. No options were granted during this period.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas J. Barrack Jr.	572,221(2)	$2,677,994	315,305	$1,475,627
Darren J. Tangen	590,274(3)	$2,762,482	516,870	$2,418,952
Mark M. Hedstrom	172,571(4)	$807,632	97,834	$457,863
Kevin P. Traenkle	150,626(5)	$704,930	77,958	$364,843
Ronald M. Sanders	129,006(6)	$603,748	79,091	$370,146
Richard B. Saltzman(8)	—	—	235,971	$1,104,344

(1)	The value of the awards reflected in the table is based on a price per share or unit of $4.68, which was the closing price of our Class A common stock on the NYSE as of December 31, 2018.

(2)
Includes 169,190; 87,726; 105,101; 105,101; and 105,103 restricted shares of our Class A common stock scheduled to vest on January 4, 2019, January 6, 2020, March 15, 2019, March 16, 2020 and March 15, 2021, respectively.

(3)
Includes 48,339; 25,065; 31,524; 31,524; and 453,822 restricted shares of our Class A common stock scheduled to vest on January 4, 2019, January 6, 2020, March 15, 2019, March 16, 2020 and March 15, 2021, respectively.

(4)
Includes 49,471; 25,266; 32,611; 32,611; and 32,612 restricted shares of our Class A common stock scheduled to vest on January 4, 2019, January 6, 2020, March 15, 2019, March 16, 2020 and March 15, 2021, respectively.

(5)
Includes 47,855; 24,813; 25,986; 25,986; and 25,986 restricted shares of our Class A common stock scheduled to vest on January 4, 2019, January 6, 2020, March 15, 2019, March 16, 2020 and March 15, 2021, respectively.

(6)
Includes 32,872; 17,043; 26,363; 26,363; and 26,365 restricted shares of our Class A common stock scheduled to vest on January 4, 2019, January 6, 2020, March 15, 2019, March 16, 2020 and March 15, 2021, respectively.

(7)
Represents restricted stock units that are subject to vesting based on the achievement of performance goals for the three-year period ending March 14, 2021 and, for all named executive officers other than Mr. Saltzman, continued employment through such date. See “Compensation Discussion and Analysis—Elements of Executive Officer Compensation and Benefits—Long-Term Incentive Equity Awards” for a description of the performance-based awards.

(8)
Pursuant to the Separation Agreement, all of Mr. Saltzman’s outstanding equity awards subject to time-based vesting conditions were accelerated on December 26, 2018. For Mr. Saltzman’s equity awards subject to performance- and time-based conditions, the time-based condition was deemed to be satisfied as of December 26, 2018, with such awards remaining subject to the performance-based vesting conditions. The amount reflected in the table above represents the number of restricted stock units, which are subject to performance-based conditions as described in Footnote (7) above. Following the conclusion of the performance period, Mr. Saltzman will be entitled to the number of units (with a potential payout percentage between 0 and 125%) that would have been earned had Mr. Saltzman been an employee of the Company at such time.

Option Exercises and Stock Vested in 2018
The following table sets forth certain information with respect to stock awards vesting during the year ended December 31, 2018 with respect to our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas J. Barrack Jr.	209,454	$2,293,521
Darren J. Tangen	63,562	$696,004
Mark M. Hedstrom	59,053	$646,630
Kevin P. Traenkle	66,206	$724,956
Ronald M. Sanders	43,344	$474,617
Richard B. Saltzman(2)	603,714	$3,877,740

(1)	Based on the closing price of our Class A common stock on the NYSE on the date of vesting.

(2)
Includes 441,507 shares of our Class A common stock that were vested on December 26, 2018 in accordance with the Separation Agreement. Excludes 235,971 performance-based restricted stock units, which are subject to performance-based conditions over a three-year period ending March 14, 2019. Following the conclusion of the performance period, Mr. Saltzman will be entitled to the number of units (with a potential payout percentage between 0 and 125%) that would have been earned had Mr. Saltzman been an employee of the Company at such time.

Potential Payments on Termination or Change of Control

Termination/Change of Control Compensation Table
The following table shows the potential payments to our named executive officers upon a termination of employment without cause or for good reason, upon a change of control of Colony Capital and upon the death or disability of the executive officer based on agreements and plans in effect as of December 31, 2018.

On January 14, 2019, we entered into an employment agreement with Mr. Hedstrom, which includes provisions relating to payments upon a termination without cause or for good reason or a change of control, which are not reflected in the table below. For a description of Mr. Hedstrom’s employment agreement, see “Compensation Discussion and Analysis—Employment Agreements—Employment Agreement with Other Named Executive Officers.” In addition, effective on March 1, 2019, we amended our employment agreement with Mr. Barrack including the provisions related to benefits upon a termination without cause or for good reason and payments upon a change of control, which are not reflected in the table below. For a description of the amendment, see “Compensation Discussion and Analysis—Employment Agreements—Employment Agreement with Thomas J. Barrack, Jr.”

In addition, as described in “Compensation Discussion and Analysis—Employment Agreements—Separation Agreement with Richard B. Saltzman,” Mr. Saltzman’s separation from us became effective as of November 5, 2018. On December 26, 2018, Mr. Saltzman received the amounts indicated in the Termination Without Cause or For Good Reason column of the table below.

The types of events constituting cause, good reason, disability and a change of control differed in some respects among the different arrangements providing for benefits to the named executive officers; however, for consistency in presentation, our executive compensation arrangements have been grouped together based on these concepts without regard for any such differences. Our named executive officers were not entitled to any payments if they were terminated for cause or resigned without good reason or if they retired. In preparing the tables below, we assumed the applicable event (i.e., termination, change of control or death or disability) occurred on December 31, 2018. Market values of equity awards were determined by multiplying the applicable number of shares or units by $4.68, the per share closing price of our Class A common stock as of December 31, 2018.

Name	Payments/Benefits	Termination Without Cause or For Good Reason	Change of Control w/o Termination(1)	Change of Control w/ Termination (2)	Death or Disability
Thomas J. Barrack Jr.	Cash Severance Payment	$19,703,284(3)	$—	$19,703,284(3)	$3,963,053(4)
	Equity Award Acceleration(5)	$2,677,994	$—	$2,677,994	$2,677,994
Darren J. Tangen	Cash Severance Payment	$7,366,036(3)	$—	$7,366,036(3)	$2,346,600 (4)
	Equity Award Acceleration(5)	$2,762,482	$—	$2,762,482	$2,762,482
Mark M. Hedstrom(8)	Cash Severance Payment	$—	$—	$—	$—
	Equity Award Acceleration	$—	$—	$—	$—
Kevin P. Traenkle	Cash Severance Payment	$6,273,549 (3)	$—	$6,273,549 (3)	$1,944,041(4)
	Equity Award Acceleration(5)	$704,930	$—	$704,930	$704,930
Ronald M. Sanders	Cash Severance Payment	$4,500,434(3)	$—	$4,500,434(3)	$1,323,130(4)
	Equity Award Acceleration(5)	$603,748	$—	$603,748	$603,748
Richard B. Saltzman	Cash Severance Payment	$11,201,713(6)	$—	$—	$—
	Equity Award Acceleration	$2,066,253(7)	$—	$—	$—

(1)	Represents the value of the payments and benefits that our named executive officers would have received in the event of a change of control on December 31, 2018.

(2)
Represents the value of the payments and benefits that our named executive officers would have received in the event of a termination by us without cause or by the executive for good reason on December 31, 2018 in connection with a change of control.

(3)
Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis—Employment Agreements,” represents (i) a lump sum cash payment equal to two times (or, for Mr. Barrack, three times) the sum of the executive’s base salary and average annual bonus with respect to the three prior calendar years, (ii) lump sum payment of any unpaid bonus for 2017, if any, (iii) the lump sum pro-rata target bonus for the effective period of employment for the year ended December 31, 2018, assuming the bonus was not paid in calendar year 2018, (iv) continued medical, dental and vision benefits at active employee rates for 24 months and (v) the continuation of certain benefits for 24 months following termination, but excludes any perquisites and other personal benefits or property, if any, with an aggregate value less than $10,000. The foregoing terms do not reflect certain amendments to Mr. Barrack’s employment agreement effective in March 2019, as discussed under “Compensation Discussion and Analysis—Employment Agreements—Employment Agreement with Thomas J. Barrack, Jr.”

(4)
Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis—Employment Agreements,” represents (i) any unpaid bonus for 2017, if any, and (ii) the pro-rata target bonus for the effective period of employment for the year ended December 31, 2018, assuming the bonus was not paid in calendar year 2018, in either case, which is payable in lump sum by the Company upon termination of the named executive officer’s employment by us due to his death or disability. For purposes of the employment agreements, “disability” is defined as physical or mental incapacity that substantially prevents the named executive officer from performing his duties and that has continued for at least 180 consecutive days.

(5)
Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis—Employment Agreements,” represents the value of all equity awards of the Company that that would fully vest of upon termination of the named executive officer’s employment by us without cause, by the named executive officer with good reason or upon death or disability. This amount excludes the value of the following performance-based restricted stock units, which are subject to performance-based conditions over a three-year period ending March 14,

2019: Thomas J. Barrack, Jr.-315,305; Darren J. Tangen-516,870; Kevin P. Traenkle-77,958; and Ronald M. Sanders-79,091. Following the conclusion of the performance period, the named executive officer would be entitled to the number of units (with a potential payout percentage between 0 and 125%) that would have been earned had the named executive officer been an employee of the Company at such time.

(6)
Pursuant to the employment agreement and Separation Agreement discussed under “Compensation Discussion and Analysis—Employment Agreements—Separation Agreement with Richard B. Saltzman,” represents (i) a lump sum cash payment equal to three times the sum of the executive’s base salary and average annual bonus with respect to the three prior calendar years and (ii) the lump sum pro-rata target bonus for the effective period of employment during the year ended December 31, 2018, each of which was paid to Mr. Saltzman on December 26, 2018. Also includes $65,204 in estimated continued medical, dental and vision benefits at active employee rates for 24 months.

(7)
Pursuant to the employment agreement and Separation Agreement discussed under “Compensation Discussion and Analysis—Employment Agreements—Separation Agreement with Richard B. Saltzman,” represents the value of all equity awards of the Company that were fully vested as of December 26, 2018. This amount excludes the value of the 235,971 performance-based restricted stock units, which are subject to performance-based conditions over a three-year period ending March 14, 2019. Following the conclusion of the performance period, Mr. Saltzman will be entitled to the number of units (with a potential payout percentage between 0 and 125%) that would have been earned had Mr. Saltzman been an employee of the Company at such time.

(8)
Amounts in the table do not give effect to the terms of Mr. Hedstrom’s employment agreement entered into in January 2019, and as discussed under “Compensation Discussion and Analysis—Employment Agreements—Employment Agreements with Other Named Executive Officers.”

The tables above do not include payments and benefits to the extent we generally provide them on a non-discriminatory basis to salaried employees upon termination of employment, including: (i) life insurance upon death in the amount of two times the employee’s annual salary but not exceeding a total of $750,000; and (ii) disability benefits. As a result of provisions in each of our named executive officers’ employment agreements, in the event that any payment or benefit to be paid or provided to such an executive set forth above would have been subject to the excise tax under Section 4999 of the Code, the payments and benefits to such executive would have been reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a greater after-tax benefit to the executive. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might be applicable.

CEO Pay Ratio
The ratio of our Chief Executive Officer’s annual total compensation for 2018 to that of the median employee’s annual total compensation for 2018 is 56:1. This ratio is based on the 2018 annual total compensation of $8,525,666 for Mr. Barrack, as our Chief Executive Officer as of December 31, 2018 (the “Measurement Date”), as reported in the Summary Compensation Table above and the 2018 annual total compensation of $152,366 for the median employee, using the same components of compensation as used in the Summary Compensation Table for the Chief Executive Officer. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below.
The median employee was determined using total cash compensation (including salaries and cash bonuses) paid by our company during 2018 to our employees (other than our Chief Executive Officer) as of the Measurement Date, which was consistent with the methodology used for last year’s determination as of December 31, 2017. Any compensation paid to employees in foreign currencies was converted to U.S. dollars as of the Measurement Date.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

John L. Steffens (Chairman)
Nancy A. Curtin
George G. C. Parker
Charles W. Schoenherr
The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee of our Board of Directors are John L. Steffens, Nancy A. Curtin, George G. C Parker, and Charles W. Schoenherr, each of whom is an independent director. None of these directors, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or our Compensation Committee. Accordingly, to the knowledge of the Compensation Committee and as relates to our Board of Directors and our executive officers, during 2018 there were no interlocks with other companies within the meaning of the SEC’s rules.

COMPENSATION OF DIRECTORS
A member of our Board of Directors who is our employee is referred to as an executive director. Executive directors (including Mr. Barrack) do not receive compensation for serving on our Board. Mr. Saltzman, a former executive director, also did not receive compensation for serving on our Board during 2018.
In 2017, the Compensation Committee engaged FW Cook to undertake a review of compensation policy for non-executive directors, as well as executive compensation (as discussed above under “Compensation Discussion and Analysis”). In February and March 2017, the Compensation Committee and FW Cook discussed non-employee director compensation and concluded that it was appropriate to modify the compensation payable to the non-executive directors of the Company effective beginning in 2017. The goal of the Compensation Committee was to consider compensation to non-executive directors among the Company’s peer group established in 2017 as discussed in “Compensation Discussion & Analysis—Colony Capital Compensation Overview - General Philosophy and Objectives—Peer Benchmarking,” and to design compensation parameters that appropriately aligned the interests of the Company’s Board with its stockholders.
Pursuant to our Non-Executive Independent Director Compensation Policy, our non-executive director fees are as follows:

Annual Cash Retainers
Cash Retainer	$100,000
Additional cash retainer for Lead Independent Director	$25,000
Additional cash retainer for Chair of the Audit Committee	$20,000
Additional cash retainer for Chair of the Compensation Committee	$15,000
Additional cash retainer for Chair of the Nominating & Corporate Governance Committee	$15,000
Additional cash retainer for Chair of the Risk Committee	$15,000
Annual Stock Award
Granted promptly following annual re-election, subject to one-year vesting condition	$160,000
The annual retainers are paid quarterly in cash. The Company also reimburses each of the directors for their travel expenses incurred in connection with their attendance at Board and committee meetings.
In addition, members of the Special Asset Review Committee receive a cash retainer fee of $7,500 per month, with the Chairman of the Special Asset Review Committee receiving an additional $12,500 per month.
Non-Executive Director Deferred Compensation Program
The non-executive directors have the right to elect to receive all or a portion of their annual retainers and any additional annual retainers in the form of deferred stock units in lieu of cash or restricted stock, which units would be issued as of the applicable payment date and valued based on the closing price of the Company’s shares of Class A common stock on the business day prior to such applicable payment date. Deferred stock units are payable in shares of the Company’s Class A common stock either upon the director’s departure from the Board or in annual installments over three years following departure. All deferred stock units are entitled to receive dividend equivalent payments, which are reinvested into additional deferred stock units. Any such additional deferred stock units will be subject to the same restrictions and conditions, including any vesting conditions, as the deferred stock units with respect to which they were credited.

Director Compensation Table for Fiscal Year Ended December 31, 2018
The following table provides information concerning the compensation of our non-employee directors for 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Douglas Crocker II	$100,000	$151,938	$251,938
Nancy A. Curtin	$125,000	$151,938	$276,938
Jon A. Fosheim	$115,000	$151,938	$266,938
Craig M. Hatkoff (3)	$—	$—	$—
Justin E. Metz	$100,000	$151,938	$251,938
Raymond C. Mikulich (3)	$—	$—	$—
George G.C. Parker	$120,000	$151,938	$271,938
Charles W. Schoenherr	$100,000	$151,938	$251,938
John A. Somers	$115,000	$151,938	$266,938
John L. Steffens	$115,000	$151,938	$266,938

(1)
For Messrs. Crocker, Fosheim, Metz, Somers and Steffens, amounts include the value of 8,788, 20,207, 8,788, 20,207, and 20,207 deferred stock units, respectively, received in lieu of directors’ cash compensation for service in 2018.

(2)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of the shares of common stock and/or deferred stock units granted to each of our non-employee directors on May 20, 2018, which was $151,938 for the annual grant in connection with each director’s re-election to the Board on May 8, 2018. As of December 31, 2018, except for 25,197 unvested shares held by Mr. Parker and 26,162 unvested deferred stock units held by each of Ms. Curtin and Messrs. Crocker, Fosheim, Metz, Schoenherr, Somers and Steffens, none of our directors held any unexercised option awards or unvested stock awards that had been granted as director compensation. Each of the stock awards in 2018 was in the form of deferred stock units, except the stock award granted to Mr. Parker was in restricted shares of the Company’s Class A common stock.

(3)	Joined our Board of Directors on February 11, 2019 and, therefore, did not receive any compensation for 2018.
Director Stock Ownership Guidelines
Pursuant to the Non-Executive Independent Director Compensation Policy, each non-executive director is required to maintain ownership of shares of Class A common stock of the Company with a value no less than four-times (4x) the annual cash base fee for his or her services. In connection with the foregoing share ownership requirement, each non-executive director shall have until the end of the five-year period commencing on the later of January 11, 2017 or upon such director’s initial election to the Board to comply with the minimum share ownership requirement in order to stand for re-election.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table presents information relating to securities remaining available for future issuance under the CLNY Equity Incentive Plan as of the fiscal year ended December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders
CLNY Equity Incentive Plan	7,969,413	(2)	N/A	22,375,211	(3)
Pre-Merger Equity Awards(4)	242,110	(4)	N/A	—
Total	8,211,523		N/A	22,375,211

(1)
As of December 31, 2018, represents shares issuable pursuant to awards of LTIP units and deferred stock units. Conditioned on minimum allocation to the capital accounts of the LTIP unit for federal income tax purposes, each LTIP unit could have been converted, at the election of the holder, into one OP Unit. Each of the OP Units underlying these LTIP units was redeemable at the election of the holder, at the Company’s option in its capacity as general partner of our Operating Company, for: (i) cash equal to the then fair value of one share of the Company’s Class A common stock; or (ii) one share of the Company’s Class A common stock. Deferred stock units are held by certain of our non-executive directors and are payable in shares of the Company’s Class A common stock either upon a director’s departure from our board of directors or in annual installments over three years following departure. Except as set forth in footnote (4) below, does not include securities issuable pursuant to NRF’s Third Amended and Restated 2004 Omnibus Stock Incentive Plan, which our company assumed on January 10, 2017 in accordance with the merger agreement.

(2)
Includes the maximum number of shares of our Class A common stock issuable pursuant to (i) awards of 2,043,949 restricted stock units subject to performance-based conditions at the maximum payout of 200%, (ii) 3,506,387 OP Units which are structured as profits interest in our Operating Company, and (iii) 375,128 deferred stock units issued to our non-executive directors pursuant to the deferred compensation program, in each case, that were outstanding as of December 31, 2018. The restricted stock units subject to performance-based conditions described in clause (ii) were modified in February 2019 to, among other things, reduce the maximum payout upon vesting from 200% to 125%. See “Compensation Discussion and Analysis - Process for Determining Compensation”.

(3)
Represents shares of our Class A common stock remaining available for issuance as of December 31, 2018, pursuant to the CLNY Equity Incentive Plan, other than the shares to be issued upon exercise of outstanding options, warrants and rights disclosed in the first column. Pursuant to the terms of the CLNY Equity Incentive Plan, the number of shares of common stock reserved for issuance thereunder automatically increases on January 1st of each year by 2% of the outstanding number of shares of our common stock on the immediately preceding December 31st.

(4)
Represents shares of the Company’s Class A common stock issuable pursuant to outstanding OP Units originally granted by, or issued with respect to awards that were originally granted by, NRF prior to the Merger, which were outstanding as a result of anti-dilution adjustments made in connection with the Merger. The issuance of shares of the Company’s Class A common stock pursuant to these awards was approved by NRF’s stockholders prior to the Merger and, as disclosed in connection with the Merger, the shares of the Company’s Class A common stock to be issued pursuant to these awards will not be issued pursuant to, and will not reduce availability under, the CLNY Equity Incentive Plan.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is currently composed of Messrs. Parker (Chairman), Crocker, Fosheim, and Schoenherr. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Directors. The Audit Committee operates under a written charter adopted by our Board of Directors.
One of the principal purposes of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018 with our management.
The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 1301, “Communications with Audit Committees”.
The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements for 2018 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

George G. C. Parker (Chairman)
Douglas Crocker II
Jon A. Fosheim
Charles W. Schoenherr
The Report of the Audit Committee does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders an opportunity to indicate whether they support the compensation of our named executive officers, as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Please see “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2018.
The Board of Directors recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”
Although this vote is advisory and is not binding on the Company, the Compensation Committee values the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In 2018, the Compensation Committee took meaningful steps to design an executive compensation program to further align the interests of our executive officers with those of our stockholders. The next vote to approve, in a non-binding advisory vote, the compensation paid to our named executive officers will take place at the 2020 annual meeting of stockholders.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast at the meeting is required for approval of the advisory “say on pay” resolution regarding the compensation of our named executive officers. See “About the Meeting - How many votes are required to approve the proposals?” for additional information regarding the required vote for this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, the Board of Directors has determined that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of our Audit Committee’s selection of our independent registered public accounting firm. A representative of EY will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Even if the appointment of EY as our independent registered public accounting firm is ratified, our Board of Directors and the Audit Committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our stockholders’ best interests. In the event that the appointment of EY is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast at the meeting is required for approval of the ratification of the appointment of EY as our independent registered public accounting firm for 2019. See “About the Meeting - How many votes are required to approve the proposals?” for additional information regarding the required vote for this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of the record date, regarding the beneficial ownership of (i) our common stock (Class A and Class B common stock) and (ii) our Series B Cumulative Redeemable Preferred Stock, our Series E Cumulative Redeemable Preferred Stock, our Series G Cumulative Redeemable Preferred Stock, our Series H Cumulative Redeemable Preferred Stock, our Series I Cumulative Redeemable Preferred Stock and our Series J Cumulative Redeemable Preferred Stock by:

•	each of our directors and director nominees;

•	each of our executive officers (including our named executive officers); and

•	all of our directors, director nominees and executive officers as a group.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•
all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days, the exercise of any option, warrant or right, or the power to revoke a trust, discretionary account or similar arrangement).

Unless otherwise indicated, the address of each named person is c/o Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.
No executive officer, director or director nominee owns any shares of our Series B preferred stock, Series I preferred stock or Series J preferred stock.
Additionally, to our knowledge and based upon information available to us in securities filings made by our stockholders with the SEC, the following table sets forth certain information regarding the beneficial owners of more than 5% of our shares of Class A common stock as of March 21, 2019.

	Common Share Equivalents (1)		Class A Common Stock (1)	Class B Common Stock (1)
	Common Share Equivalents Owned	Percentage of Common Share Equivalents	Percentage of Class	Shares Owned	Percentage of Class
Executive Officers and Directors
Thomas J. Barrack, Jr.	28,885,784(2)(3)	5.58%	*	733,931	100%
Richard B. Saltzman	3,540,689(4)(5)	*	*	—	—
Kevin P. Traenkle	934,409(3)	*	*	—	—
Darren J. Tangen	987,617(3)	*	*	—	—
Mark M. Hedstrom	2,860,386(3)(5)	*	*	—	—
Ronald M. Sanders	584,744(3)	*	*	—	—
Neale W. Redington	303,022(3)	*	*	—	—
Douglas Crocker II	54,397(6)	*	*	—	—
Nancy A. Curtin	65,001(7)	*	*	—	—
Jon A. Fosheim	75,283(8)	*	*	—	—
Craig M. Hatkoff	—	—	—	—	—
Justin E. Metz	86,264(6)	*	*	—	—
Raymond C. Mikulich	30,000	*	*	—	—
George G. C. Parker	78,855(9)	*	*	—	—
Charles W. Schoenherr	89,542(7)	*	*	—	—
John A. Somers	115,243(8)	*	*	—	—
John L. Steffens	130,973(8)	*	*	—	—
All directors, director nominees and executive officers as a group (17 persons)	36,335,373(10)	7.02%	1.77%	733,931	100%
Greater than Five Percent Beneficial Owners
The Vanguard Group (11)	66,256,117	12.81%	13.67%	—	—
The Baupost Group, L.L.C. (12)	49,687,370	9.60%	10.25%	—	—
Caisse de dépôt et placement du Québec (13)	26,846,133	5.19%	5.54%	—	—
BlackRock, Inc. (14)	34,073,477	6.59%	7.03%	—	—

	Series E Preferred Stock (15)		Series G Preferred Stock (16)		Series H Preferred Stock (17)
	Shares Owned	Percentage of Class	Shares Owned	Percentage of Class	Shares Owned	Percentage of Class
Executive Officers and Directors
Thomas J. Barrack, Jr.	—	—	266,589(18)	7.73%	130,359(18)	1.13%
Richard B. Saltzman	—	—	—	—	—	—
Kevin P. Traenkle	—	—	—	—	—	—
Darren J. Tangen	—	—	—	—	—	—
Mark M. Hedstrom	—	—	—	—	—	—
Ronald M. Sanders	—	—	—	—	—	—
Neale W. Redington	—	—	—	—	—	—
Douglas Crocker II	—	—	—	—	—	—
Nancy A. Curtin	—	—	—	—	—	—
Jon A. Fosheim	—	—	—	—	—	—
Craig M. Hatkoff	—	—	—	—	—	—
Justin E. Metz	—	—	—	—	—	—
Raymond C. Mikulich	10,000	*	—	—	—	—
George G. C. Parker	—	—	—	—	—	—
Charles W. Schoenherr	—	—	—	—	—	—
John A. Somers	—	—	—	—	—	—
John L. Steffens	—	—	—	—	—	—
All directors, director nominees and executive officers as a group (17 persons)	10,000	*	297,841	8.63%	292,093	2.54%

*	Represents less than 1.0% of the applicable class of voting security outstanding as of March 21, 2019.

(1)
The percentages below are based on 517,310,924 common share equivalents outstanding, comprised of (i) 484,818,759 shares of our Class A common stock outstanding (including restricted shares), (ii) 733,931 shares of our Class B common stock outstanding, (iii) 402,519 deferred stock units and (iv) 31,355,715 OP Units and LTIP Units outstanding in our Operating Company, which are convertible to Class A common stock and not otherwise held by the Company or its subsidiaries, in each case, as of March 21, 2019.

(2)
Includes (i) Class A common shares (subject to timing vesting) held in a family trust of which Mr. Barrack is trustee, (ii) Class B common shares held directly and (iii) 26,054,642 OP Units held by Colony Capital, LLC and CCH Management Partners I, LLC, each a Delaware limited liability company controlled by Mr. Barrack, of which 4,815,450 OP Units have been allocated to certain current and former employees (in certain cases, subject to either time-based vesting or other conditions).

(3)
Includes shares of restricted Class A common stock subject to time-based vesting. Excludes restricted stock units subject to performance based vesting as follows: Mr. Barrack - 2,180,546; Mr. Traenkle - 119,587; Mr. Tangen - 676,160; Mr. Hedstrom - 222,925; Mr. Sanders - 180,191; and Mr. Redington - 57,385.

(4)
Based on information available to us as of March 21, 2019. In addition to the OP Units described in footnote 5 below, includes 581,196 OP Units held by Mr. Saltzman directly. Excludes (i) 13,658 OP Units held by Mr. Saltzman indirectly through limited liability companies controlled by Mr. Barrack and which are subject to certain lock-up restrictions and (ii) 235,971 restricted stock units subject to performance-based vesting.

(5)
Includes OP Units allocated to such person in connection with Colony Capital’s management internalization completed in 2015, and held by limited liability companies controlled by Mr. Barrack. The OP Units, subject to certain conditions, may be redeemed for cash or, at the Company’s option, Class A common stock, upon such redemption. The OP Units allocated to any such individual that may be acquired within 60 days are as follows: Mr. Saltzman – 74,521; and Mr. Hedstrom – 2,412,315.

(6)	Includes 54,397 deferred stock units, of which 26,162 are unvested.

(7)	Includes 42,938 deferred stock units, of which 26,162 are unvested.

(8)	Includes 69,283 deferred stock units, of which 26,162 are unvested.

(9)	Includes 25,197 shares of Class A Common Stock that are unvested.

(10)	Adjusted to exclude an aggregate of 2,486,836 OP Units allocated to certain executive officers, and held by limited liability companies controlled by Mr. Barrack. See footnote 5 above.

(11)
Based solely on information provided in a Schedule 13G/A filed on February 11, 2019, The Vanguard Group, Inc. has sole voting power with respect to 656,348 shares of our Class A common stock, sole dispositive power with respect to 65,490,565 shares of our Class A common stock, shared voting power with respect to 577,804 shares of our Class A common stock, and shared dispositive power with respect to 765,552 shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G, is 100 Vanguard Blvd., Malvern, PA 19355.

(12)
Based solely on information provided in a Schedule 13G/A filed on June 8, 2018, The Baupost Group, L.L.C. has sole voting power with respect to 0 shares of our Class A common stock, sole dispositive power with respect to 0 shares of our Class A common stock, shared voting power with respect to 49,687,370 shares of our Class A common stock, and shared dispositive power with respect to 49,687,370 shares. The address of The Baupost Group, L.L.C., as reported by it in the Schedule 13G/A, is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(13)
Based solely on information provided in a Schedule 13G/A filed on February 14, 2019, Caisse de dépôt et placement du Québec has sole voting and dispositive power with respect to 26,846,113 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares. The address of Caisse de dépôt et placement du Québec, as reported by it in the Schedule 13G/A, is 1000, Place Jean-Paul Riopelle,Montréal, Québec,H2Z 2B3, Canada.

(14)
Based solely on information provided in a Schedule 13G filed on February 11, 2019, BlackRock, Inc. has sole voting power with respect to 31,964,410 shares of our Class A common stock, sole dispositive power with respect to 34,073,477 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares. The address of BlackRock, Inc., as reported by it in the Schedule 13G, is 55 East 52nd Street, New York, NY 10055.

(15)	The percentages below are based on 10,000,000 shares of our Series E preferred stock outstanding as of March 21, 2019.

(16)	The percentages below are based on 3,450,000 shares of our Series G preferred stock outstanding as of March 21, 2019.

(17)	The percentages below are based on 11,500,000 shares of our Series H preferred stock outstanding as of March 21, 2019.

(18)
Represents acquisitions by an investment vehicle between and managed by (i) an investment fund sponsored and managed by affiliates of the Company and beneficially controlled by the reporting person through the general partner of such investment fund and (ii) a wholly-owned subsidiary of our Operating Company. The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy For Review of Related Person Transactions
Our Board of Directors has adopted a written Related Party Transaction Policy in order to ensure that related party transactions are properly reviewed and fully disclosed in accordance with the rules and regulations of the SEC and NYSE. All related party transactions, including transactions between us and any executive officer, director, director nominee or more than 5% stockholder of the Company, or any of their immediate family members, where the amount involved exceeds $120,000 and in which such related person has a direct or indirect material interest, must be approved or ratified by either our Audit Committee or a majority of the disinterested members of our Board of Directors. For purposes of the policy, a related party transaction does not include any co-investments made by and between the Company (or its subsidiaries) and one or more investment vehicles formed, sponsored and managed by the Company or its subsidiaries, regardless of when such co-investment is made, or any transactions related to any such co-investment. As a general rule, all related party transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party; however, in such cases where it may be impractical or unnecessary to make such a comparison, the Audit Committee or a majority of the disinterested members of the Board may approve any such transaction at their discretion in accordance with the Related Party Transaction Policy.
In preparation of the Company’s proxy statement, each director and executive officer completes a director and officer questionnaire, which requires disclosure of any transactions with us in which the director or executive officer or any member of his or her immediate family, has an interest. The Company’s chief compliance officer reviews the questionnaires to determine if there are any related party transactions that need to be disclosed to our Audit Committee.
Pursuant to our Audit Committee’s charter, in addition to conducting a review of all related party transactions in accordance with the Related Party Transaction Policy, the Audit Committee must review the Related Party Transaction Policy periodically and reports the results of such reviews to Board.
Arrangements with Company-Sponsored Private Fund
The Company co-invests alongside Company sponsored private funds through joint ventures between the Company and the sponsored private fund. These co-investment joint ventures are consolidated by the Company. The Company has capital commitments, as general partner, directly into the private fund and as an affiliate of the general partner, capital commitments satisfied through co-investment joint ventures. In connection with the Company’s commitments as an affiliate of the general partner, the Company is allocated a proportionate share of the costs of the private fund such as financing and administrative costs. Such costs expensed during the year ended December 31, 2018 were immaterial and they relate primarily to the Company’s share of deferred financing costs on borrowings of the fund.
Investment in Managed Investment Vehicles
Subject to the Company’s related party policies and procedures, senior management, investment professionals and certain other employees may participate on a discretionary basis in investment vehicles managed by the Company, either directly or indirectly through co-investment vehicles. These investments are generally not subject to management fees and incentive fees, but otherwise bear their proportionate share of other operating expenses of the investment vehicles. At December 31, 2018, there was $5.7 million of such investments in a consolidated fund of the Company, reflected in redeemable noncontrolling interests on the consolidated balance sheet, and their share of net income, included in net income attributable to redeemable noncontrolling interests on the consolidated statement of operations, was $0.4 million for the year ended December 31, 2018.
Incentive Fee Allocations
The Company may earn incentive fees from its managed private funds, traded and non-traded REITs and investment companies. Incentive fees are determined based on the performance of the investment vehicles subject to the achievement of minimum return hurdles in accordance with the terms set out in the respective governing agreements. A portion of the incentive fees earned by the Company is allocated to senior management, investment professionals and certain other employees of the Company, generally at 50%, consistent with market terms. In March 2018, our executive officers were allocated an aggregate of 24.7%, 8.4% and 8.4% of the carried interest earned from Colony Distressed Credit Fund IV, L.P., ColFin Cobalt Partnership, L.P. and the 2018 Colony Industrial Fund, L.P. carried interest pool, respectively, each a fund managed by an affiliate of the Company. In January 2019, our executive officers were allocated an aggregate of 41.4% of the carried interest earned or to be earned from various funds, co-investment vehicles and NRE, all managed by affiliates of the Company.
Employees
Jodi Pitts, the daughter of Mr. Barrack, our Executive Chairman and Chief Executive Officer, has been employed since 2000 and is expected to continue to be employed at our company. Ms. Pitts is responsible for managing investor conferences and other investor relations functions. Gavin Hedstrom, the son of Mr. Hedstrom, our Executive Vice President, Chief Financial Officer and

Chief Operating Officer, has been employed since 2011 and is expected to continue to be employed as an associate in the finance & accounting department at our company. Neither Ms. Pitts nor Gavin Hedstrom was paid more than $250,000 by the Company as compensation for 2018, including salary and bonus compensation.
Certain of the Company’s employees (including an independent contractor) may from time to time provide services to Mr. Barrack’s family business. Mr. Barrack pays for a portion of the cash compensation paid by the Company, including a pro rata portion of overhead costs, to such employees based on an allocation of time spent on Mr. Barrack’s family business. These payments by Mr. Barrack to the Company amounted to approximately $900,000 for the year ended December 31, 2018.
Corporate Aircraft
In January 2019, the Company, through its subsidiary, Colony Capital Advisors, LLC, has entered into an amended and restated time sharing agreement with Thomas J. Barrack, Jr., the Company's Executive Chairman and Chief Executive Officer, under which Mr. Barrack may use the Company’s aircraft for personal travel. Under this arrangement, Mr. Barrack pays the Company for personal usage based on the incremental cost to the Company, including direct and indirect variable costs, but in no case more than the maximum reimbursement permitted by the Federal Aviation Regulations under the agreement. Mr. Barrack reimbursed the Company $0.7 million for personal flights taken during the year ended December 31, 2018.
Indemnification Agreements
We have entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as our director, officer or employee, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;
provided, however, that we will (i) have no obligation to indemnify such director or executive officer for a proceeding by or in the right of our Company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding and (ii) have no obligation to indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against the Company, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our charter or bylaws, a resolution of the Board of Directors or an agreement approved by the Board of Directors.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.
Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2018.
Other Matters to Come Before the 2019 Annual Meeting
No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board of Directors, or, if no such recommendation is given, in their own discretion.
Stockholders Proposals and Nominations for the 2020 Annual Meeting
Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than November 29, 2019.
In addition, any stockholder who wishes to propose a nominee to the Board of Directors or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of our bylaws, which are on file with the SEC and may be obtained from us upon request. These notice provisions require that nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders for the 2020 annual meeting must be received no earlier than October 30, 2019 and no later than November 29, 2019.
Householding of Proxy Materials
If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071, Attention: Investor Relations, or telephone call to +1 (310) 282-8820. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.
Additional Copies of Materials
Additional copies of this proxy statement, our annual report to stockholders or our Annual Report on Form 10-K for the year ended December 31, 2018 will be furnished without charge upon written request to: Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071, Attn: Chief Legal Officer and Secretary. If requested by eligible stockholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2018 for a reasonable fee.

# COLONY CAPITAL, INC.

**Proxy for Annual Meeting of Stockholders on May 7, 2019**

**Solicited on Behalf of the Board of Directors**

The undersigned hereby appoints Darren J. Tangen and Ronald M. Sanders, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Colony Capital, Inc., to be held on May 7, 2019 at 8:00 A.M. ET, at Bank of America Conference Center, 114 West 47th Street, 1st Floor, New York, New York 10036, and at any adjournments or postponements thereof, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not provided and the signed card is returned, the proxies will vote in accordance with the Board of Directors recommendations listed on the reverse side.

**(Continued and to be signed on the reverse side.)**

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

# COLONY CAPITAL, INC.

**May 7, 2019**

**IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2019.**
**The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/21248**

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333333333333000 3 050719

**THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.**
**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

**THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.**

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| Thomas J. Barrack, Jr. | ☐ | ☐ | ☐ |
| Douglas Crocker II | ☐ | ☐ | ☐ |
| Nancy A. Curtin | ☐ | ☐ | ☐ |
| Jon A. Fosheim | ☐ | ☐ | ☐ |
| Craig M. Hatkoff | ☐ | ☐ | ☐ |
| Justin E. Metz | ☐ | ☐ | ☐ |
| Raymond C. Mikulich | ☐ | ☐ | ☐ |
| George G. C. Parker | ☐ | ☐ | ☐ |
| Charles W. Schoenherr | ☐ | ☐ | ☐ |
| John A. Somers | ☐ | ☐ | ☐ |
| John L. Steffens | ☐ | ☐ | ☐ |
| 2. Approval of an advisory proposal regarding the compensation paid to Colony Capital, Inc.'s named executive officers (the "Say on Pay" proposal). | ☐ | ☐ | ☐ |
| 3. Ratification of the appointment of Ernst & Young LLP as independent public auditor for the fiscal year ending December 31, 2019. | ☐ | ☐ | ☐ |

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.